EXHIBIT 10.1

CREDIT AGREEMENT

among

EPL INTERMEDIATE, INC., as Borrower

prior to the consummation of the Acquisition (as defined herein),

EL POLLO LOCO, INC., as Borrower

following the consummation of the Acquisition (as defined herein)

THE LENDERS SIGNATORY HERETO,

SUNTRUST BANK, ATLANTA, as Issuing Bank

and

SUNTRUST BANK, ATLANTA, as Agent for the Issuing Banks and the Lenders

December 29, 1999

CREDIT AGREEMENT

among

EPL INTERMEDIATE, INC., as Borrower

prior to the consummation of the Acquisition (as defined herein),

EL POLLO LOCO, INC., as Borrower

following the consummation of the Acquisition (as defined herein),

THE LENDERS SIGNATORY HERETO,

SUNTRUST BANK, ATLANTA, as Issuing Bank

and

SUNTRUST BANK, ATLANTA, as Agent

for the Lenders

i

EXHIBITS

Exhibit A	–	Form of Assignment and Assumption Agreement
Exhibit B	–	Intentionally Omitted
Exhibit C	–	Form of Blocked Account Agreement
Exhibit D	–	Form of Borrowing Base Certificate
Exhibit E	–	Form of Landlord Consent
Exhibit F-1	–	Form of Fee Mortgage
Exhibit F-2	–	Form of Leasehold Mortgage
Exhibit G	–	Form of Notice of Conversion/Continuance
Exhibit H	–	Form of Parent Guaranty
Exhibit I	–	Form of Parent Pledge Agreement
Exhibit J	–	Form of Request for Advance
Exhibit K	–	Form of Request for Issuance of Letter of Credit
Exhibit L	–	Form of Revolving Loan Note
Exhibit M	–	Form of Security Agreement
Exhibit N	–	Form of Swing Loan Note
Exhibit O	–	Form of Trademark Security Agreement
Exhibit P	–	Form of Tranche A Loan Notes
Exhibit Q	–	Form of Tranche B Loan Notes
Exhibit R	–	Form of Loan Certificate (Borrower)
Exhibit S	–	Form of Loan Certificate (Holdings and Intermediate)
Exhibit T	–	Form of Performance Certificate

SCHEDULES

Schedule 1A	–	Revolving Commitment Ratios
Schedule 1B	–	Tranche A Commitment Ratios
Schedule 1C	–	Tranche B Commitment Ratios
Schedule 4	–	Leverage Multiple
Schedule 5	–	Liens
Schedule 3.1(ix)	–	Leased Properties
Schedule 3.4(e)	–	Subsequent Environmental Information
Schedule 3.4(g)	–	Pending Real Estate Acquisitions
Schedule 4.1(c)	–	Subsidiaries
Schedule 4.1(d)	–	Capital Stock
Schedule 4.1(g)	–	Title to Properties
Schedule 4.1(h)	–	Material Contracts; Labor Matters
Schedule 4.1(i)	–	Taxes
Schedule 4.1(l)	–	Investments/Guaranties
Schedule 4.1(m)	–	Litigation
Schedule 4.1(o)	–	Intellectual Property
Schedule 4.1(v)	–	Broker’s Commissions
Schedule 4.1(w)-1	–	Leased Real Property
Schedule 4.1(w)-2	–	Owned Real Property
Schedule 4.1(w)-3	–	Defaults
Schedule 4.1(x)	–	Environmental Matters
Schedule 4.1(z)	–	Franchise Agreements
Schedule 5.10	–	Location of Collateral of the Borrower
Schedule 5.13	–	Bank Accounts
Schedule 7.1(g)	–	Existing Mortgages and Capital Lease Obligations
Schedule 7.1(h)	–	Existing Indebtedness

v

CREDIT AGREEMENT

among

EPL INTERMEDIATE, INC., as Borrower

prior to the consummation of the Acquisition (as defined herein),

EL POLLO LOCO, INC., as Borrower

following the consummation of the Acquisition (as defined herein),

THE LENDERS SIGNATORY HERETO,

SUNTRUST BANK, ATLANTA, as Issuing Bank

and

SUNTRUST BANK, ATLANTA, as Agent

for the Lenders, dated as

of the 29th day of December, 1999:

W I T N E S S E T H:

WHEREAS, Advantica Restaurant Group, Inc., a Delaware corporation (“Advantica”), Denny’s Holdings, Inc., a New York corporation (“Denny’s”) and TWS 800 Corp., a Delaware corporation (“Seller” and together with Advantica and Denny’s the “Selling Parties”) and El Pollo Loco, Inc., a Delaware corporation (“EPL”) and EPL Holdings, Inc., a Delaware corporation (“Holdings”) are parties to that certain Stock Purchase Agreement dated as of November 9, 1999 (as amended, supplemented or otherwise modified from time to time prior to the Agreement Date, the “Purchase Agreement”) pursuant to which the Seller has agreed to sell all of the issued and outstanding shares of capital stock of EPL to Holdings; and

WHEREAS, Holdings has assigned all its right, title and interest under the Purchase Agreement to EPL Intermediate, Inc., a Delaware corporation (“Intermediate”); and

WHEREAS, Intermediate has requested that the Agent, the Issuing Banks and the Lenders make available to it the Commitments, on the terms and conditions set forth herein, to, among other things, finance the transactions contemplated in the Purchase Agreement and to fund transaction costs and working capital needs of EPL; and

WHEREAS, as of the Agreement Date and immediately after Intermediate has received the initial Advance of the Loans hereunder and purchased all of the issued and outstanding shares of capital stock of EPL (the “Acquisition”), EPL will assume all of the obligations of Intermediate under this Agreement and the Notes and will become the “Borrower” hereunder (the “Assumption”), after which Intermediate will become a guarantor of the Obligations of EPL hereunder and will not be entitled to any further borrowings hereunder; and

WHEREAS, the Agent, the Issuing Bank and the Lenders are willing to make the Commitments available to Intermediate and EPL upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement:

“Account Debtor” shall mean any Person who is obligated under an Account.

“Accounts” shall mean all accounts, contract rights, chattel paper, instruments, drafts, acceptances and documents of the Borrower arising from the sale or lease of goods or the provision of services by the Borrower in the ordinary course of its business, whether secured or unsecured, and whether now existing or hereafter created or arising, and “Account” shall mean any one of the foregoing.

“Acquisition” shall have the meaning set forth in the preamble to the Agreement.

“Additional Equity Contribution” shall mean an equity contribution to be made by American Securities or one or more of its Affiliates to the Borrower in an amount not to exceed $10,000,000 for the purpose of prepaying the Loans if and to the extent that, based on the financial statements of the Borrower delivered to the Agent pursuant to Section 6.1 hereof for the fiscal year ending December 27, 2000, the Funded Debt/Adjusted EBITDA Ratio (calculated with Funded Debt being reduced by cash, if any, on the balance sheet up to $750,000) for the fiscal year ending December 27, 2000 is greater than 3.65 to 1.0.

“Adjusted EBITDA” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis, for any twelve-month period the sum of (i) EBITDA for such period; (ii) for each restaurant acquired by the Borrower or a Subsidiary of the Borrower from a franchisee during such period, the product of (a) such restaurant’s sales for the portion of such period prior to the date such restaurant was acquired by the Borrower or a Subsidiary of the Borrower, and (b) the average Restaurant Cash Flow margin (i.e., percentage of sales) plus the occupancy expense margin for all restaurants operated by the Borrower for such period less the occupancy expense margin of such restaurant for the portion of such period prior to the date of acquisition; (iii) for each restaurant sold by the Borrower or a Subsidiary to a franchisee or a potential franchisee during such period, the actual restaurant sales for such restaurant for the portion of such period prior to the date of sale multiplied by four percent (4%); (iv) for each restaurant which has been opened during the prior 18-month period, (a) Pro Forma Monthly Restaurant Cash Flow multiplied by the number of months equal to the difference between twelve (12) and the number of months greater than six (6) that such restaurant has been open, minus (b) the contribution of such restaurant (whether positive or negative) to EBITDA in item (i) hereof relating to the first 6 months (or the actual number of months open, if fewer) the restaurant was open; minus (v) Restaurant Cash Flow for the period prior to the sale or closure with respect to restaurants sold or closed during such 12-month period.

The aggregate adjustments made under items (ii), (iii) and (iv) above shall not be greater than ten percent (10%) of the Adjusted EBITDA determined hereunder.

Notwithstanding any other provision within the terms of this definition, as used in any calculations referred to herein, Adjusted EBITDA shall be deemed to be the following amounts for the following fiscal months of 1999:

Month	Amount ($ Millions)	Month	Amount ($ Millions)
January	1.19	July	2.14
February	1.34	August	2.00
March	2.20	September	2.14
April	1.72	October	1.83
May	1.99	November	1.88
June	2.24	December	3.09

“Advance” or “Advances” shall mean amounts of the Loans advanced by the Lenders to the Borrower pursuant to Section 2.2 hereof on the occasion of any borrowing.

“Advantica” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by, or under common control with the Borrower, and any Person who is a director, officer, or partner of the Borrower; provided, that in the case of American Securities, “Affiliate” shall not include operating companies or their holding companies controlled by American Securities. For purposes of this definition, “control”, when used with respect to any Person, includes, without limitation, the direct or indirect beneficial ownership of ten percent (10%) or more of the outstanding voting securities or voting equity of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent” shall mean SunTrust Bank, Atlanta, acting as Agent for the Lenders and the Issuing Banks, and any successor agent appointed pursuant to Section 9.12.

“Agent’s Office” shall mean the office of the Agent located at 25 Park Place, 26th Floor, Atlanta, Georgia 30303, or such other office as may be designated pursuant to the provisions of Section 10.1 of this Agreement.

“Agreement” shall mean this Agreement.

“Agreement Date” shall mean the date as of which this Agreement is dated.

“Agreement Date Properties” shall mean the restaurant properties which are owned by the Borrower or which are leased to and operated by the Borrower as of the Agreement Date.

“Aggregate Commitment Ratio” shall mean, with respect to each Lender, the Revolving Commitment Ratio of such Lender, the Tranche A Commitment Ratio of such Lender and the Tranche B Commitment Ratio of such Lender.

“Aggregate Revolving Credit Obligations” shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate stated amount of all Letter of Credit Obligations then outstanding, plus (c) the aggregate amount of all Swing Loans then outstanding.

“American Securities” shall mean American Securities Capital Partners, L.P.

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Assignment and Assumption Agreement” shall mean that certain form of Assignment and Assumption Agreement attached hereto as Exhibit A, pursuant to which each Lender may, as further provided in Section 10.5 hereof, sell or participate a portion of its Loans or Commitment.

“Assumption” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Authorized Signatory” shall mean such senior personnel of the Borrower as may be duly authorized and designated in writing by the Borrower to execute documents, agreements, and instruments on behalf of the Borrower.

“Available Letter of Credit Amount” shall mean, as of any particular time, an amount equal to the lesser of (a) $5,000,000 and (b) the Available Revolving Loan Commitment.

“Available Revolving Loan Commitment” shall mean, as of any particular time, (a) the amount of the Revolving Loan Commitment minus (b) the Aggregate Revolving Credit Obligations then outstanding.

“Bank Debt/Adjusted EBITDA Ratio” shall mean with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis, as of any calculation date, the ratio of (a) the sum of (i) the outstanding principal balance of the Loans as of such date, plus (ii) the aggregate outstanding amount of the Letter of Credit Obligations to (b) Adjusted EBITDA for the preceding four fiscal quarter period then ending.

“Bankruptcy Code” shall mean the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Base Rate” shall mean, at any time, a fluctuating and floating rate per annum equal to the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest announced publicly by the Agent from time to time, as its “prime rate” for the determination of interest rate on loans of varying maturities in United States dollars to United States residents of varying degrees of credit worthiness. Such “prime rate” is not necessarily the lowest rate of interest charged to borrowers of the Agent, and the Agent may make commercial loans or other loans at rates of interest at, above, or below such “prime rate”. Each change in the prime rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or which is reborrowed as a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof.

“Blocked Account” shall have the meaning set forth in Section 5.14 hereof.

“Blocked Account Agreement” shall mean any agreement executed by a depository bank and the Agent and acknowledged and agreed to by the Borrower, in the form of Exhibit C attached hereto or such other form as may be agreed to by the Agent and the Borrower, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Borrower” shall mean, prior to the consummation of the Acquisition, Intermediate and following the consummation of the Acquisition, EPL.

“Borrowing Base” shall mean, at any particular time, the product obtained by multiplying (i) the Borrower’s Adjusted EBITDA for the most recently ended twelve (12) month period for which the financial statements referred to in Section 6.1 have been received by the Agent times (ii) the Leverage Multiple then in effect.

“Borrowing Base Certificate” shall mean a certificate of an Authorized Signatory of the Borrower substantially in the form of Exhibit D attached hereto.

“Borrowing Base Deficiencies” shall mean on any date any condition wherein the sum of (i) the outstanding principal balance of the Loans plus (ii) the aggregate outstanding amount of the Letter of Credit Obligations, exceed the Borrowing Base as set forth on the most recent Borrowing Base Certificate delivered to the Agent and the Lenders or as otherwise determined by the Agent.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of Georgia or California or is a day on which banking institutions located in either such state are closed; provided, however, that when used with reference to a Eurodollar Advance (including the making, continuing, prepaying or repaying of any Eurodollar Advance), the term “Business Day” shall also exclude any day in which banks are not open for dealings in deposits of United States dollars on the London interbank market.

“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrower and the Borrower’s Subsidiaries, the aggregate of all expenditures made by the Borrower or any of the Borrower’s Subsidiaries during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as property, plant and equipment of the Borrower or any of the Borrower’s Subsidiaries, excluding those associated with Capitalized Lease Obligations.

“Capital Stock” shall mean, as applied to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Change of Control” shall mean (a) prior to an IPO, (i) with respect to Holdings, American Securities and its Affiliates ceasing to own sixty-six and two thirds percent (66 2/3%) of the Capital Stock having the right to vote of Holdings, and (ii) with respect to Intermediate, American Securities, Holdings and their respective Affiliates ceasing to own (directly or indirectly), collectively, one hundred percent (100%) of the common stock of Intermediate and sixty-six and two-thirds percent (66 2/3%) of the Capital Stock of Intermediate having the right to vote, (b) after an IPO, (i) the failure by American Securities and its Affiliates to collectively own, directly or indirectly, beneficially and of record, Capital Stock of the Borrower representing at least thirty percent (30%) of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Capital Stock of the Borrower or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than American Securities and its Affiliates, of Capital Stock of the Borrower representing more than the percentage of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Capital Stock of the Borrower owned, directly or indirectly, beneficially and of record, by American Securities and its Affiliates and (c) with respect to the Borrower, (i) Intermediate ceasing to own and control, free of any Lien or encumbrance (other than Liens granted to the Agent to secure the Obligations), one hundred percent (100%) of the Capital Stock of the Borrower or (ii) the Borrower sells all or substantially all of its assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property that is now or hereafter pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other property of the Borrower or any

Subsidiary of the Borrower that is now or hereafter in the possession or control of the Agent, the Issuing Banks or any Lender or on which the Agent, the Issuing Banks or any Lender has been granted a Lien.

“Commitments” shall mean, collectively, the Revolving Loan Commitment, the Tranche A Loan Commitment and the Tranche B Loan Commitment.

“Contingent Equity Contribution Agreement” shall mean an agreement executed by American Securities relating to its obligation to fund the Additional Equity Contribution, in form and substance satisfactory to the Agent.

“Date of Issue” shall mean the date on which an Issuing Bank issues a Letter of Credit pursuant to Section 2.15 hereof.

“Debt Service Coverage Ratio” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis for any period, the ratio of (A) the greater of (i) EBITDAR during such period or (ii) zero, to (B) the sum of (i) scheduled payments of principal made during such period with respect to Funded Debt (other than payments made from proceeds of Indebtedness incurred in compliance with this Agreement for purposes of refinancing such Funded Debt during such period); (ii) Interest Expense excluding amortization of deferred financing fees and debt discounts during such period; and (iii) Operating Lease Payments made during such period; provided, however, that for the first three fiscal quarters following the Agreement Date, item (B) of this ratio (other than Operating Lease Payments) shall be annualized by (x) for the calculation on March 29, 2000, multiplying the amount of item (B) (other than Operating Lease Payments) for the fiscal quarter then ending by four, (y) for the calculation on June 28, 2000, multiplying the amount of item (B) (other than Operating Lease Payments) for the two fiscal quarters then ending by two, and (z) for the calculation on September 27, 2000, multiplying the amount of item (B) (other than Operating Lease Payments) for the three fiscal quarters then ending by 4/3.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to, (a) with respect to outstanding principal, the sum of (i) the applicable Interest Rate Basis, plus (ii) the applicable Interest Rate Margin plus (iii) two percent (2%), and (b) with respect to all other Obligations, the sum of (i) the Base Rate, plus (ii) the Interest Rate Margin plus (iii) two percent (2%).

“Denny’s” shall have the meaning ascribed thereto in the preamble of this Agreement.

“Dividends” shall mean, any direct or indirect distribution, dividend, redemption or payment to any Person on account of any Capital Stock of the Borrower or any of the Borrower’s Subsidiaries.

“EBITDA” shall mean, with respect to the Borrower on a consolidated basis for any period, the Net Income for such period, plus, (i) without duplication and to the extent deducted in computing Net Income for such period, the sum of (a) income taxes, (b) Interest Expense, (c) depreciation and amortization expense, including amortization of any increase in inventory resulting from the application of APB No. 16, (d) all extraordinary charges and non-cash charges during such period, (e) any non-cash, non-recurring charge or restructuring charge that in accordance with GAAP is excluded from operating income, (f) the aggregate amount of management fees and expenses paid under the Management Consulting Agreement during such period; (g) expenses relating to the Acquisition; (h) costs associated with the transition to and establishment of stand alone operations of the Borrower in an amount not to exceed $1,000,000 and minus (ii) to the extent not deducted in computing Net Income for such period, Operating Lease Payments made during such period; provided however that in calculating elements of EBITDA, net gains (or losses) resulting from the sale of Turnkey Properties shall be calculated without giving effect to the allocation of purchase price and related depreciation and amortization adjustments resulting from accounting for the Acquisition in accordance with APB 16.

Notwithstanding the above, as used in calculation referred to here, EBITDA shall be deemed to be the following amounts for the following fiscal months of 1999:

Month	Amount ($ Millions)	Month	Amount ($ Millions)
January	1.05	July	1.85
February	1.19	August	1.85
March	2.03	September	1.96
April	1.55	October	1.65
May	1.68	November	1.72
June	2.04	December	2.98

“EBITDAR” shall mean, with respect to the Borrower on a consolidated basis for any period, the sum of (i) EBITDA for such period, plus (ii) Operating Lease Payments for such period.

“Environmental Laws” shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time during the term hereof be in effect.

“EPL” shall have the meaning ascribed thereto in the preamble of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect on the Agreement Date and as such Act may be amended thereafter from time to time.

“ERISA Affiliate” shall mean any “affiliate” of the Borrower within the meaning of Section 414 of the Code.

“Eurodollar Advance” shall mean an Advance which the Borrower requests to be made as a Eurodollar Advance or which is reborrowed as a Eurodollar Advance, in accordance with the provisions of Section 2.2 hereof.

“Eurodollar Advance Period” shall mean, for each Eurodollar Advance, each one, two, three, or six month period, as selected by the Borrower pursuant to Section 2.2 hereof, during which the applicable Eurodollar Rate (but not the applicable Interest Rate Margin) shall remain unchanged. Notwithstanding the foregoing, however: (i) any applicable Eurodollar Advance Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Eurodollar Advance Period shall end on the next preceding Business Day; (ii) any applicable Eurodollar Advance Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Eurodollar Advance Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and (iii) no Eurodollar Advance Period shall extend beyond the Maturity Date or such earlier date as would interfere with the repayment obligations of the Borrower under Section 2.6(b) and (c) hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

“Eurodollar Basis” shall mean a simple per annum interest rate equal to the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall be rounded upward to the nearest one sixteenth of one percent (1/16%) and, once determined, shall remain unchanged during the applicable Eurodollar Advance Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

“Eurodollar Rate” shall mean, for any Eurodollar Advance Period, the average (rounded upward to the nearest one sixteenth of one percent (1/16%)) of the interest rates per annum determined by the Agent as the offered rate for deposits in U.S. dollars for a period comparable to the Eurodollar Advance Period appearing on the Telerate Page 3750 as of 11:00 a.m. London time, on the day that is two (2) London banking days prior to the Eurodollar Advance Period. If at least two such rates appear on Telerate Page 3750, the rate for such Eurodollar Advance Period will be the arithmetic average of such rates, rounded to the fourth decimal place; provided that if no such offered rates appear on such page, the “Eurodollar Rate” for such Eurodollar Advance Period will be the arithmetic average (rounded upward, if necessary, to the nearest one sixteenth of one percent (1/16%)) of rates quoted by not less than two (2) major banks in New York City, selected by the Agent, at approximately 10:00 a.m., New York time, two (2) Business Days prior to the first day of such Eurodollar Advance Period, for deposits in U.S. dollars offered by leading banks in the London interbank eurodollar market for a period comparable to the principal amount of such Eurodollar Advance.

“Eurodollar Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof, provided that any requirement for notice or lapse of time, or both, has been satisfied.

“Excess Cash Flow” shall mean, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount representing (a) the sum of (i) EBITDA (excluding non-cash elements of EBITDA) for such period, and (ii) decreases in Working Capital during such period minus (b) the sum of (i) Capital Expenditures made during such period, (ii) payments of principal made or required to be made with respect to Funded Debt during such period (including voluntary and mandatory prepayments), (iii) dividends paid under Section 7.4, (iv) cash income tax payments during such period, (v) cash Interest Expense during such period, (vi) increases in Working Capital during such period; (vii) permitted payments of management fees and expenses under the Management Consulting Agreement and (vii) other cash payments associated with closed store reserves.

“Federal Funds Rate” shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 12:00 noon (Atlanta, Georgia time) on that day by each of three leading brokers of Federal funds transactions in New York, New York selected by the Agent.

“Fee Letter” shall mean that certain fee letter dated as of November 8, 1999, executed by the Borrower and addressed to the Agent.

“Fee Title Policies” shall mean ALTA Lenders Policies of Title Insurance insuring the validity and priority of the Agent’s Mortgages on each of the Owned Properties in the amount of $1,500,000 each and subject only to Permitted Exceptions.

“Final Maturity Date” shall mean December 31, 2006, or such earlier date as payment of the Tranche B Loan shall be due (whether by acceleration or otherwise).

“Fixed Charge Coverage Ratio” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis for any period, the ratio of (a) the greater of (i) the difference between (x) EBITDA and (y) the sum of Maintenance Capital Expenditures attributable to such period plus cash income tax payments (net of cash income tax refunds and payments for which the Borrower has received reimbursement of such payments from another Person) made during such period, or (ii) zero, to (b) the sum of (i) scheduled payments of principal made during such period with respect to Funded Debt (other than payments made from proceeds of Indebtedness incurred in compliance with this Agreement for purposes of refinancing such Funded Debt), (ii) Interest Expense, excluding amortization of deferred financing fees and debt discounts, during such period, (iii) payments made under the Management Consulting Agreement during such period (other than with respect to those made pursuant to Sections 4(a), 4(b) and 4(c) thereof and the expenses associated therewith) and (iv) dividend payments made pursuant to Section 7.4(d) hereof during such period provided, however, that for the first three fiscal quarters following the Agreement Date, cash income tax payments and item (b) of this ratio shall be annualized by (x) for the calculation on March 29, 2000, multiplying the amount of cash income tax payments and item (b) for the fiscal quarter then ending by four, (y) for the calculation on June 28, 2000, multiplying the amount of cash income tax payments and item (b) for the two fiscal quarters then ending by two, and (z) for the calculation on September 27, 2000, multiplying the amount of cash income tax payments and item (b) for the three fiscal quarters then ending by 4/3.

“Foreign Exchange Agreement” shall mean a foreign currency exchange hedging product agreement providing foreign currency exchange protection, and arising at any time between the Borrower, on the one hand, and the Agent (or an Affiliate of the Agent), or one or more of the Lenders (or an Affiliate of a Lender), on the other hand, as such agreement may be modified, supplemented or amended, and in effect from time to time.

“Franchise Agreements” shall mean the agreements by and between the Borrower and its franchisees relating to the operation of restaurants by such franchisees.

“Funded Debt” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis, the sum of (i) all then currently outstanding obligations, liabilities and indebtedness of the types described in subsections (a) through (g) of the definition of Indebtedness set forth herein which would be required to be included on a consolidated balance sheet prepared in accordance with GAAP, including, but not limited to, all obligations under the Loan Documents; provided, however, that Funded Debt shall only include obligations under subsection (f) of the definition of Indebtedness following the occurrence of a default under the applicable Interest Hedge Agreement or Foreign Exchange Agreement; plus (ii) indebtedness of the type described in subsection (h) of the definition of Indebtedness but only from and after the date demand for payment is made under any Guaranty described therein.

“Funded Debt/Adjusted EBITDA Ratio” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries on a consolidated basis, as of any calculation date, the ratio of (a) Funded Debt as of such date, to (b) Adjusted EBITDA for the preceding four fiscal quarter period then ending.

“GAAP” shall mean, as in effect from time to time, United States generally accepted accounting principles.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining government.

“Guaranty” or “guaranteed,” as applied to an obligation (each a “primary obligation”), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof; provided that “Guaranty” and “guaranteed” shall not include contingent obligations of the Borrower to reimburse credit card processors in the ordinary course of business for payments originally made by the credit card processor to the Borrower on account of customer transactions which are subsequently canceled before which payment is not able to be collected from the customer.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), or friable asbestos containing materials, defined or regulated as such in or under any Environmental Law.

“Holdings” shall mean EPL Holdings, Inc., a Delaware corporation.

“Indebtedness” shall mean, with respect to the Borrower and the Borrower’s Subsidiaries, (a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation or liability of others secured by a Lien on property owned by the Borrower or such Subsidiary, whether or not such obligation or liability is assumed; (f) any net obligation under any Interest Hedge Agreement or Foreign Exchange Agreement; (g) any letter of credit issued for the account of the Borrower or such Subsidiary; and (h) any Guaranty (except items of shareholders’ equity or Capital Stock or surplus or general contingency or deferred tax reserves).

“Initial Maturity Date” shall mean June 30, 2005, or such earlier date as payment of the Revolving Loans and Tranche A Loan shall be due (whether by acceleration or otherwise).

“Interest Expense” shall mean, for any period, interest expense and loan fees of the Borrower and the Borrower’s Subsidiaries, determined on a consolidated basis in accordance with GAAP, and including non-capitalized interest and the interest component of Capitalized Lease Obligations.

“Interest Hedge Agreements” shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Basis” shall mean the Base Rate or the Eurodollar Basis, as appropriate.

“Interest Rate Margin” shall have the meaning set forth in Section 2.3(c).

“Intermediate” shall mean EPL Intermediate, Inc., a Delaware corporation.

“Inventory” shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, work or goods in process, materials and supplies of every nature which contribute to the finished products of the Borrower in the ordinary course of its business, whether now owned or hereafter acquired by the Borrower.

“IPO” shall mean the issuance by the Borrower or a holding company thereof of shares of its common stock to the public pursuant to a bona fide underwritten public offering, resulting in at least twenty percent (20%) of the Borrower’s outstanding shares of common stock being held by the public.

“Issuing Banks” shall mean SunTrust Bank, and any other Person who hereafter may be designated as an Issuing Bank pursuant to an Assignment and Assumption Agreement or otherwise; and “Issuing Bank” shall mean any one of the foregoing.

“LA Chicken Acquisition” shall have the meaning ascribed thereto in Section 7.7(d) hereof.

“Landlord” shall mean the owner or landlord or sublessor of any real property leased or subleased by the Borrower.

“Landlord Consent” shall mean a consent from a Landlord in the form of Exhibit E attached hereto with such changes thereto as are reasonably requested by such Landlord.

“Leased Properties” shall mean the parcels of real property leased by EPL, as lessee or sublessee, and listed on Schedule 4.1(w)-1.

“Lenders” shall mean those lenders whose names are set forth on the signature pages hereof under the heading “Lenders” and any assignees of the Lenders who hereafter become parties hereto pursuant to and in accordance with Section 10.5 hereof; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Commitment” shall mean the several obligations of the Issuing Banks to issue Letters of Credit in an aggregate face amount from time to time not to exceed $5,000,000.

“Letter of Credit Obligations” shall mean, at any time, the sum of (a) an amount equal to the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed drawings of any Letters of Credit.

“Letter of Credit Reserve Account” shall mean any account maintained by the Agent for the benefit of any Issuing Bank, the proceeds of which shall be applied as provided in Section 8.2(d) hereof.

“Letters of Credit” shall mean letters of credit issued to support obligations of the Borrower in the ordinary course of its business issued by Issuing Banks on behalf of the Borrower from time to time in accordance with Section 2.15 hereof.

“Leverage Multiple” shall mean for any period, the ratio set forth on Schedule 4 for such period.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, negative pledge agreement, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment, or other encumbrance of any kind in respect of such property, whether or not choate, vested, or perfected.

“Loan Account” shall have the meaning set forth in Section 2.7 hereof.

“Loan Documents” shall mean this Agreement, the Notes, the Security Documents, the Blocked Account Agreements, the Fee Letter, all reimbursement agreements relating to Letters of Credit issued hereunder, the that certain Environmental Indemnity Agreement between the Borrower and the Agent dated as of the Agreement Date, the Contingent Equity Contribution Agreement, all Landlord Consents, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Borrowing Base Certificates, Interest Hedge Agreements between the Borrower, on the one hand, and the Agent (or an affiliate of the Agent) or one or more of the Lenders (or an affiliate of a Lender), on the other hand, Foreign Exchange Agreements and all other documents, lockbox agreements, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from the Borrower’s Subsidiaries to the Agent, the Lenders and the Issuing Banks.

“Loans” shall mean, collectively, the amounts advanced by the Lenders to the Borrower under the Commitment, not to exceed the amount of the Commitment, and evidenced by the Notes, and shall include the Revolving Loans, the Tranche A Loan, the Tranche B Loan, and the Swing Loans.

“Maintenance Capital Expenditures” shall mean (i) $15,000 times (ii) the number of restaurants owned and operated by the Borrower which, as of the first day of the period under calculation, have been in operation for more than twenty-four (24) months.

“Majority Lenders” shall mean, at any time, (a) if there are no Loans outstanding, Lenders (whose voting rights hereunder have not been restricted pursuant to Section 2.2(e) hereof) the total of whose Aggregate Commitment Ratios equals or exceeds fifty-one percent (51%) of the Aggregate Commitment Ratios of all Lenders entitled to vote hereunder, or (b) if there are Loans outstanding, Lenders (whose voting rights hereunder have not been restricted pursuant to Section 2.2(e) hereof) the total of whose Loans outstanding equals or exceeds fifty-one percent (51%) of the total principal amount of the Loans outstanding hereunder.

“Management Consulting Agreement” shall mean that certain agreement of even date herewith between American Securities and the Borrower.

“Material Adverse Effect” shall mean any material adverse effect (a) upon the business, assets, liabilities, condition (financial or otherwise), results of operations of the Borrower and its Subsidiaries taken as a whole or, solely for purposes of Section 3.1(a)(xxxvi) only, prospects of the Borrower, or (b) upon the ability of the Borrower to perform under this Agreement or any other Loan Document by the Borrower, or (c) upon the rights, benefits or interests of the Agent, the Lenders or the Issuing Banks in or to this Agreement, any other Loan Document or the Collateral, in each case taken as a whole, resulting from any act, omission, situation, status, event, or undertaking, either singly or taken together.

“Maturity Date” shall mean, with respect to all amounts owing, or Advances made, under the Revolving Loan Commitment or the Tranche A Loan Commitment, the Initial Maturity Date, and with respect to all amounts owing, or Advances made, under the Tranche B Loan Commitment, the Final Maturity Date.

“Mortgage” shall mean any mortgage, deed to secure debt, deed of trust, or other instrument encumbering or transferring title (in fee simple or leasehold) to real property, in form and substance substantially similar to the forms attached hereto as Exhibits F-1 and F-2, by which the Borrower or any of its Subsidiaries grants a mortgage to the Agent, for the benefit of the Lenders, in real estate owned or leased by the Borrower or such Subsidiary.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which (a) are required for the consummation of the Acquisition or (b) which are required for the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrower, except, in the case of this clause (b), where failure to obtain such authorizations, consents, permits, approvals, licenses, or exemptions or make such filings, registrations or reports would not have a Material Adverse Effect.

“Net Cash Proceeds” shall mean, with respect to any sale, transfer or other disposition of assets by the Borrower or any issuance by the Borrower of any Capital Stock or the incurrence by the Borrower of any Funded Debt (other than the Obligations and other than in conjunction with the exercise of management stock options in an aggregate amount of up to $300,000), the aggregate amount of cash received for such assets or Capital Stock, net of reasonable and customary transaction costs and taxes properly attributable to such transaction and payable and paid or provided for by the Borrower in connection with such sale, transfer or other disposition of assets or the issuance of any Capital Stock or the incurrence of any Funded Debt (other than in conjunction with the exercise of management stock options in an aggregate amount of up to $300,000), including without limitation, sales commissions and underwriting discounts and, in the case of a sale, transfer or other disposition of assets, net of all payments required to be made by the Borrower as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event.

“Net Income” shall mean, for any period, the consolidated net income (or deficit) of the Borrower and the Borrower’s Subsidiaries for such period, determined in accordance with GAAP.

“Notes” shall mean, collectively, the Term Loan Notes, the Revolving Loan Notes and the Swing Loan Note.

“Notice of Conversion/Continuation” shall mean a notice in substantially the form of Exhibit G attached hereto.

“Obligations” shall mean (a) all payment and performance obligations of the Borrower to the Lenders, the Issuing Banks, and the Agent under this Agreement and the other Loan Documents (including all Letter of Credit Obligations and including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code, would have accrued), as they may be amended from time to time, or as a result of making the Loans or issuing the Letters of Credit, (b) the obligation to pay an amount equal to the amount of any and all damages which a court shall finally determine the Issuing Banks, the Lenders and the Agent, or any of them, have suffered by reason of a breach by the Borrower of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document, and (c) any net obligations of the Borrower to the Agent (or an affiliate of the Agent) or any Lender (or an affiliate of a Lender) under any Interest Hedge Agreement or Foreign Exchange Agreement permitted hereunder.

“Operating Lease Payments” shall mean for any period, rent expense (net of rental income received) deducted in computing Net Income for such period plus, without duplication and to the extent not deducted in computing Net Income for such period, additional cash operating lease expense paid by the Borrower during such period, but excluding amounts for which an expense was accrued in a prior period in the ordinary course of business and paid during such current period. Operating Lease Payments shall be deemed to be the following amounts for the following fiscal months of 1999:

Month	Amount ($ Millions)	Month	Amount ($ Millions)
January	.90	July	.83
February	.88	August	.79
March	.91	September	.94
April	.90	October	.82
May	.78	November	.86
June	.91	December	.79

“Owned Properties” shall mean the parcels of real property owned by EPL and listed on Schedule 4.1(w)-2.

“PACA” shall mean the Perishable Agricultural Commodities Act, 7 U.S.C. § 499, as it may be amended from time to time.

“Parent Guaranty” shall mean that certain Parent Guaranty of even date herewith among Intermediate, Holdings and the Agent, substantially in the form of Exhibit H, as modified, amended, restated or supplemented from time to time.

“Parent Pledge Agreement” shall mean that certain Parent Pledge Agreement of even date herewith among Holdings, Intermediate and the Agent, substantially in the form of Exhibit I, as modified, amended, restated or supplemented from time to time.

“Payment Date” shall mean the last day of each Eurodollar Advance Period for a Eurodollar Advance.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Exceptions” shall mean the exceptions to the Fee Title Policies which are acceptable to the Agent in its sole discretion.

“Permitted Liens” shall mean, as applied to any Person:

(a) Any Lien in favor of the Agent, the Issuing Banks or the Lenders given to secure the Obligations;

(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;

(c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;

(e) Easements, rights-of-way, restrictions, and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

(f) Security interests created in connection with the acquisition, construction or improvement of fixed or capital assets, including Capitalized Lease Obligations, provided that such Lien attaches only to the asset so acquired, constructed or improved by the Borrower and secures only Indebtedness incurred by the Borrower in order to acquire, construct or improve such asset (including indebtedness assumed in connection with the acquisition thereof or secured by such Lien prior to the acquisition thereof), but only to the extent permitted by Section 7.1(c) hereof;

(g) Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, and (iv) such Lien shall secure only such Indebtedness as is permitted under Section 7.1(c) hereof

(h) Security interests created in connection with the refinancing of Refinanced Agreement Date Properties and Refinanced Post Agreement Date Properties provided that such Lien attaches only to the assets which are subject to such refinancing having a fair market value (based upon appraisals conducted in conjunction with such refinancing) not to exceed in the aggregate, 133% of the amount of Indebtedness incurred in connection with such refinancings, but only to the extent such refinancing Indebtedness is permitted by Section 7.1(i) and 7.1(j), as applicable.

(i) Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(j) Judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(i);

(k) The Permitted Exceptions;

(l) With respect to any Leased Property, Liens on the landlord’s fee estate;

(m) Liens on assets of the Borrower on the Agreement Date which are set forth on Schedule 5, attached hereto;

(n) Liens or statutory trusts arising under PACA or the Food Security Act of 1985 (U.S.C. §§1631 et seq.) in amounts not to exceed at any time $500,000; and

(o) Extensions, renewals or replacements of any of the foregoing Liens, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

“Person” shall mean an individual, corporation, partnership, trust, joint stock company, limited liability company, unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA maintained for employees of any Person or any Affiliate of such Person.

“Pledge Agreement” shall mean any Stock Pledge Agreement executed and delivered by the Borrower and the Agent after the Agreement Date in connection with the formation of a new Subsidiary of the Borrower, in form and substance satisfactory to the Agent, as modified, amended or restated from time to time.

“Post Agreement Date Properties” shall mean restaurant properties acquired or developed by the Borrower or its Subsidiaries and operated by the Borrower or its Subsidiaries after the Agreement Date, whether owned by or leased to the Borrower or its Subsidiaries.

“Post-Closing Leased Properties” shall mean the Leased Properties listed in Column C and Column D of Part I and Part II of Schedule 3.1(ix) other than any such Leased Property listed in Column C or Column D of Part I of Schedule 3.1(ix) for which a Landlord Consent is obtained prior to the Agreement Date.

“Pro Forma Monthly Restaurant Cash Flow” shall mean, for any restaurant, the quotient of (a) eighty-five percent (85%) of the average Restaurant Cash Flow for the most recent twelve-month period for all restaurants that are owned by the Borrower and operating during the most recently completed 18-month period, divided by (b) twelve (12).

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by the Borrower or any of the Borrower’s Subsidiaries (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

“Purchase Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Purchase Documents” shall mean the Purchase Agreement and all material documents, instruments and other agreements executed and delivered in connection therewith or contemplated thereby, including without limitation, that certain Transition Services Agreement in the form of Exhibit 6.3(g) to the Purchase Agreement.

“Refinanced Agreement Date Properties” shall mean Agreement Date Properties which Borrower elects to refinance outside of this Agreement pursuant to Section 7.1(i) hereof.

“Refinanced Post Agreement Date Properties” shall mean Post Agreement Date Properties which the Borrower elects to refinance outside of this Agreement pursuant to Section 7.1(j) hereof.

“Reimbursement Obligations” shall mean the payment obligations of the Borrower under Section 2.15(d) hereof.

“Replacement Event” shall have the meaning ascribed thereto in Section 10.16 hereof.

“Reportable Event” shall have the meaning set forth in Section 4043(c) of ERISA and the regulations thereunder, but shall not include any event which is not subject to the thirty (30) day notice requirement of such statute and regulations.

“Request for Advance” shall mean any certificate signed by an Authorized Signatory requesting an Advance hereunder which will increase the aggregate amount of the Loans outstanding, which certificate shall be denominated a “Request for Advance,” and shall be in substantially the form of Exhibit J attached hereto. Each Request for Advance shall, among other things, specify the date of the Advance, which shall be a Business Day, the amount of the Advance, and the type of Advance.

“Request for Issuance of Letter of Credit” shall mean any certificate signed by an Authorized Signatory requesting that an Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit K attached hereto, and shall, among other things, specify (a) the stated amount of the Letter of Credit (which shall be in United States Dollars), (b) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (c) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 2.15(a) hereof), (d) the Person for whose benefit such Letter of Credit is to be issued and (d) the purpose of such Letter of Credit.

“Restaurant Cash Flow” shall mean, with respect to any restaurant owned or operated by the Borrower or any of its Subsidiaries for any period, the store operating profit (as that term is used as of the Agreement Date in the Borrower’s financial reports) with respect to such restaurant before deducting depreciation and amortization expense or any corporate selling, general or administrative expenses.

“Restricted Payment” shall mean (a) Dividends, or (b) any payment of management, consulting or similar fees payable by the Borrower or any of the Borrower’s Subsidiaries to any Affiliate.

“Restricted Purchase” shall mean any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of Capital Stock of the Borrower or any Subsidiary of the Borrower.

“Revolving Commitment Ratios” shall mean the percentages in which the Lenders are severally bound to make Advances to the Borrower under the Revolving Loan Commitment, which, as of the Agreement Date, are set forth (together with dollar amounts thereof) on Schedule 1A attached hereto.

“Revolving Loan Commitment” shall mean the several obligations of the Lenders to advance the aggregate amount of up to $10,000,000 to the Borrower on or after the Agreement Date, in accordance with their respective Revolving Commitment Ratios, pursuant to the terms hereof, and as such amount may be reduced or increased from time to time, pursuant to the terms hereof.

“Revolving Loan Notes” shall mean those certain promissory notes of even date in the aggregate principal amount of $10,000,000, issued by the Borrower to each of the Lenders and substantially in the form of Exhibit K attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.

“Revolving Loans” shall mean, collectively, the amounts advanced from time to time by the Lenders to the Borrower under the Revolving Loan Commitment, not to exceed the amount of the Revolving Loan Commitment, and evidenced by the Revolving Loan Notes.

“Security Agreement” shall mean that certain Security Agreement of even date herewith between the Borrower and the Agent, on its behalf and on behalf of the Issuing Banks and the Lenders, substantially in the form of Exhibit M hereto, as modified, amended or restated from time to time hereafter.

“Security Documents” shall mean, collectively, the Security Agreement, the Trademark Security Agreement, any Pledge Agreement, the Parent Pledge Agreement, the Parent Guaranty, the Mortgages, any Subsidiary Guaranty, any Subsidiary Security Agreement, all UCC-1 financing statements executed by the Borrower or one of its Subsidiaries and any other document, instrument or agreement granting Collateral for the Obligations executed by the Borrower or one of its Subsidiaries, as the same may be modified, amended, restated or supplemented from time to time.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests is at the time owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guaranty” shall mean any Subsidiary Guaranty executed and delivered by a Subsidiary of the Borrower in favor of the Agent after the Agreement Date in connection with the formation of such new Subsidiary, in form and substance satisfactory to the Agent, as modified, amended or restated from time to time.

“Subsidiary Security Agreement” shall mean any Subsidiary Security Agreement executed and delivered by a Subsidiary of the Borrower and the Agent after the Agreement Date in connection with the formation of such new Subsidiary, in form and substance satisfactory to the Agent, as modified, amended or restated from time to time.

“SunTrust Bank” shall mean SunTrust Bank, Atlanta.

“Swing Bank” shall mean SunTrust Bank, Atlanta, or any other Lender who shall agree with the Agent to act as Swing Bank.

“Swing Loan Note” shall mean that certain Swing Loan Note of even date herewith in the aggregate principal amount of $5,000,000, in substantially the form of Exhibit N attached hereto, and any amendments, replacements, extensions or renewals thereof.

“Swing Loans” shall mean any Loans made to the Borrower by the Swing Bank from time to time, in accordance with Section 2.2(g) hereof.

“Term Loan” shall mean, collectively, the Tranche A Loan and the Tranche B Loan.

“Term Loan Commitment” shall mean, collectively, the Tranche A Loan Commitment and the Tranche B Loan Commitment.

“Term Loan Notes” shall mean, collectively, the Tranche A Loan Notes and the Tranche B Loan Notes.

“Title Company” shall mean First American Title Company.

“Trademark Security Agreement” shall mean that certain Trademark Security Agreement of even date herewith between the Borrower and the Agent, on its behalf and on behalf of the Issuing Banks and the Lenders, substantially in the form of Exhibit O, as modified, amended or restated from time to time hereafter.

“Tranche A Commitment Ratios” shall mean the percentages in which the Lenders are severally bound to make Advances to the Borrower under the Tranche A Loan Commitment, which, as of the Agreement Date, are set forth (together with dollar amounts thereof) on Schedule 1B attached hereto.

“Tranche A Loan” shall mean, collectively, the amounts advanced by the Lenders to the Borrower on the Agreement Date under the Tranche A Loan Commitment, not to exceed the amount of the Tranche A Loan Commitment, and evidenced by the Tranche A Loan Notes.

“Tranche A Loan Commitment” shall mean the several obligations of the Lenders to advance the sum of $35,000,000 on the Agreement Date, in accordance with their respective Term Commitment Ratios, to the Borrower pursuant to the terms hereof.

“Tranche A Loan Notes” shall mean those certain Tranche A Promissory Notes of even date herewith in the aggregate principal amount of $35,000,000, in substantially the form of Exhibit P attached hereto, and any amendments, replacements, extensions or renewals thereof.

“Tranche B Commitment Ratios” shall mean the percentages in which the Lenders are severally bound to make Advances to the Borrower under the Tranche B Loan Commitment, which, as of the Agreement Date, are set forth (together with the dollar amounts thereof) on Schedule 1C attached hereto.

“Tranche B Loan” shall mean, collectively, the amounts advanced by the Lenders to the Borrower on the Agreement Date under the Tranche B Loan Commitment, not to exceed the amount of the Tranche B Loan Commitment, and evidenced by the Tranche B Loan Notes.

“Tranche B Loan Commitment” shall mean the several obligations of the Lenders to advance the sum of $40,000,000 on the Agreement Date, in accordance with their respective Term Commitment Ratios, to the Borrower pursuant to the terms hereof.

“Tranche B Loan Notes” shall mean those certain Tranche B Promissory Notes of even date herewith in the aggregate principal amount of $40,000,000, in substantially the form of Exhibit Q attached hereto, and any amendments, replacements, extensions or renewals thereof.

“Turnkey Properties” shall mean restaurants (including related buildings, land and equipment) sold or leased by the Borrower to franchisees or potential franchisees in the ordinary course of business.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Working Capital” shall mean, as of any date of determination, (a) the aggregate amount of all assets (other than cash or cash equivalents) of the Borrower that would, in accordance with GAAP, be classified on the Borrower’s consolidated balance sheet as current assets, minus (b) the aggregate amount of all liabilities (other than bank overdrafts or outstanding checks) of the Borrower that would, in accordance with GAAP, be classified on the Borrower’s consolidated balance sheet as current liabilities other than the Loans and those liabilities which represent the current portion of any long term liabilities (or liabilities which were previously long-term in nature).

Each definition of an agreement in this Article 1 shall include such instrument or agreement as modified, amended, or supplemented from time to time with, if required, the prior written consent of the Majority Lenders, except as provided in Section 10.12 hereof, and except where the context otherwise requires, definitions imparting the singular shall include the plural and vice versa. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. An Event of Default shall “exist”, “continue” or be “continuing” until such Event of Default has been waived in writing in accordance with Section 10.12 hereof. All terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. All accounting terms used herein without definition shall be used as defined under GAAP. All financial calculations hereunder shall, unless otherwise stated, be determined for the Borrower on a consolidated basis with its Subsidiaries.

ARTICLE 2

THE LOANS AND THE LETTERS OF CREDIT

Section 2.1 Extension of Credit. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Lenders have extended and agree, severally in accordance with their respective Revolving Commitment Ratios, Tranche A Commitment Ratios and Tranche B Commitment Ratios, and not jointly, to extend credit in an aggregate principal amount not to exceed Eighty-Five Million Dollars ($85,000,000).

(a) The Revolving Loans. The Lenders agree, severally in accordance with their respective Revolving Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and relend to the Borrower, prior to the Initial Maturity Date, amounts which in the aggregate at any one time outstanding do not exceed the lesser of (i) the Borrowing Base and (ii) the Revolving Loan Commitment. Subject to the terms and conditions hereof and prior to the Initial Maturity Date, Advances under the Revolving Loan Commitment may be repaid and reborrowed from time to time on a revolving basis.

(b) The Tranche A Loan. The Lenders agree, severally in accordance with their respective Tranche A Commitment Ratios and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower on the Agreement Date, an amount not to exceed, in the aggregate, the amount of the Tranche A Loan Commitment. After the Agreement Date, Loans under the Tranche A Loan Commitment may be continued and converted pursuant to a Notice of Conversion/Continuation as provided in Section 2.2(b)(ii) and Section 2.2(c)(ii) below in order to reborrow Base Rate Advances or Eurodollar Advances for new Eurodollar Advance Periods; provided, however, there shall be no increase in the aggregate principal amount outstanding under the Tranche A Loan Commitment at any time after the Agreement Date.

(c) The Tranche B Loan. The Lenders agree, severally in accordance with their respective Tranche B Commitment Ratios relating to the Tranche B Loan Commitment and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower on the Agreement Date, an amount not to exceed, in the aggregate, the amount of the Tranche B Loan Commitment. After the Agreement Date, Loans under the Tranche B Loan Commitment may be continued and converted pursuant to a Notice of Conversion/Continuation as provided in Section 2.2(b)(ii) and Section 2.2(c)(ii) below in order to reborrow Base Rate Advances or Eurodollar Advances for new Eurodollar Advance Periods; provided, however, there shall be no increase in the aggregate principal amount outstanding under the Tranche B Loan Commitment at any time after the Agreement Date.

(d) The Letters of Credit. Subject to the terms and conditions hereof each Issuing Bank agrees, severally in accordance with their respective Letter of Credit Commitments and not jointly, to issue Letters of Credit for the account of the Borrower pursuant to Section 2.15 hereof in an aggregate outstanding face amount (i) for all Issuing Banks, not to exceed the Letter of Credit Commitment at any time, and (ii) for any individual Issuing Bank, not to exceed such Issuing Bank’s Letter of Credit Commitment.

(e) The Swing Loans. Subject to the terms and conditions hereof, the Swing Bank, in its sole discretion, may from time to time after the Agreement Date but prior to the Initial Maturity Date, make Swing Loans to the Borrower in an aggregate principal amount not to exceed at any time outstanding the least of (i) the Swing Bank’s pro-rata share (in accordance with its Commitment Ratio) of the Available Revolving Loan Commitment, (ii) the excess of (x) the Swing Bank’s pro-rata share (in accordance with its Commitment Ratio) of the Revolving Loan Commitment over (y) the sum of the aggregate outstanding principal amount of Swing Loans and Revolving Loans made by it and the Swing Bank’s pro-rata share (in accordance with its Commitment Ratio) of the outstanding Letter of Credit Obligations, and (iii) $5,000,000.

(f) Overadvances; Borrowing Base Deficiencies. If at any time the Aggregate Revolving Credit Obligations exceed the Borrowing Base or the Revolving Loan Commitment, the Aggregate Revolving Credit Obligations shall nevertheless constitute Obligations that are secured by the Collateral and are entitled to all benefits thereof. In no event, however, shall the Borrower have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swing Loan, or (iii) request the issuance of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default or a Borrowing Base Deficiency. In the event that (1) the Lenders, in their sole and absolute discretion, shall make any Revolving Loans, (2) any Issuing Bank shall, in its sole and absolute discretion (subject to the terms and conditions set forth in this Agreement), agree to the issuance of any Letter of Credit, or (3) the Swing Bank, in its sole and absolute discretion (subject to the terms and conditions of this Agreement) shall make any Swing Loan, which in any such case gives rise to a Borrowing Base Deficiency, the Borrower shall make, on demand, a payment on the Obligations to be applied first, to the Swing Loans, second to the Revolving Loans, and third, to the Letter of Credit Reserve Account, in an aggregate principal amount equal to such Borrowing Base Deficiency. Additionally, in no event shall the Borrower have the right to receive any Advance of a Revolving Loan in an amount which exceeds the lesser of (i) the Borrowing Base and (ii) the Available Revolving Loan Commitment.

Section 2.2 Manner of Borrowing and Disbursement of Loans.

(a) Choice of Interest Rate. Any Advance shall, at the option of the Borrower, be made either as a Base Rate Advance or as a Eurodollar Advance (except for the first two (2) Business Days after the Agreement Date, during which period the Loans shall bear interest as a Base Rate Advance); provided, however, that (i) if the Borrower fails to give the Agent written notice specifying whether an Advance is to be repaid or reborrowed on a Payment Date, such Advance shall be repaid and then reborrowed as a Base Rate Advance on the Payment Date, and (ii) the Borrower may not select a Eurodollar Advance (A) with respect to Swing Loans, (B) with respect to an Advance, the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.15 hereof, or (C) if, at the time of such Advance, a Default or an Event of Default has occurred and is continuing. Any notice given to the Agent in connection with a requested Advance hereunder shall be given to the Agent prior to 1:00 p.m. (Atlanta, Georgia time) in order for such Business Day to count toward the minimum number of Business Days required.

(b) Base Rate Advances.

(i) Initial and Subsequent Advances. The Borrower shall give the Agent in the case of Base Rate Advances not later than 1:00 p.m. (Atlanta, Georgia time) on the Business Day of a proposed Advance, irrevocable prior notice by telephone or telecopy and shall confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given.

(ii) Repayments and Reborrowings. The Borrower may repay or prepay a Base Rate Advance and (a) at any time reborrow all or a portion of the principal amount thereof as one or more Base Rate Advances, or (b) upon at least three (3) Business Days’ irrevocable prior written notice to the Agent in the form of a Notice of Conversion/Continuation, reborrow all or a portion of the principal thereof as one or more Eurodollar Advances. Upon the date indicated by the Borrower, such Base Rate Advance shall be so repaid and, as applicable, reborrowed.

(iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Base Rate Advance shall be in a principal amount of no less that $100,000 and in an integral multiple of $50,000 in excess thereof.

(c) Eurodollar Advances.

(i) Initial and Subsequent Advances. The Borrower shall give the Agent in the case of Eurodollar Advances at least three (3) Business Days’ irrevocable prior notice by telephone or telecopy and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given.

(ii) Repayments and Reborrowings. At least three (3) Business Days prior to each Payment Date for a Eurodollar Advance, the Borrower shall give the Agent written notice in the form of a Notice of Continuation/Conversion specifying whether all or a portion of any Eurodollar Advance outstanding on the Payment Date (a) is to be repaid and then reborrowed in whole or in part as a new Eurodollar Advance, in which case such notice shall also specify the Eurodollar Advance Period which the Borrower shall have selected for such new Eurodollar Advance, (b) is to be repaid and then reborrowed in whole or in part as a Base Rate Advance, or (c) is to be repaid and not reborrowed. Upon such Payment Date such Eurodollar Advance will, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

(iii) Miscellaneous. Notwithstanding any term or provision of this Agreement which may be construed to the contrary, each Eurodollar Advance shall be in a principal amount of no less than $500,000 and in an integral multiple of $100,000 in excess thereof, and at no time shall the aggregate number of all Eurodollar Advances then outstanding exceed eight (8).

(d) Notification of Lenders. Upon receipt of a (i) Request for Advance or a telephone or telecopy request for Advance (which request is not a request for a Swing Loan or a deemed request for a

Swing Loan), (ii) notification from an Issuing Bank that a draw has been made under any Letter of Credit, or (iii) notice from the Borrower under Section 2.2(c)(ii) with respect to any outstanding Advance prior to the Payment Date for such Advance, the Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof and the amount of each Lender’s portion of any such Advance. Each Lender shall, not later than 2:00 p.m. (Atlanta, Georgia time) on the date specified for such Advance in such notice, make available to the Agent at the Agent’s office, or at such account as the Agent shall designate, the amount of such Lender’s portion of the Advance in immediately available funds.

(e) Disbursement. Prior to 3:00 p.m. (Atlanta, Georgia time) on the date of an Advance hereunder, the Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to the Agent by the Lenders in like funds by transferring the amounts so made available by deposit into the Borrower’s account maintained with SunTrust Bank or by wire transfer pursuant to the Borrower’s instructions. Unless the Agent shall have received notice from a Lender prior to 1:30 p.m. (Atlanta, Georgia time) on the date of any Advance that such Lender will not make available to the Agent such Lender’s ratable portion of such Advance, the Agent may assume that such Lender has made or will make such portion available to the Agent on the date of such Advance and the Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made such ratable portion available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (x) for the first two Business Days, at the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (y) thereafter, at the Base Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement and if both such Lender and the Borrower shall pay and repay such corresponding amount, the Agent shall promptly relend to the Borrower such corresponding amount. If such Lender does not repay such corresponding amount immediately upon the Agent’s demand therefor, the Agent shall notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender. In the event that a Lender for any reason fails or refuses to fund its portion of an Advance in violation of this Agreement, then, until such time as such Lender has funded its portion of such Advance, or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Advance, such non-funding Lender shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and (ii) shall not be entitled to receive any payments of principal, interest or fees from the Agent (or the other Lenders) in respect of its Loans.

(f) Agent Advances. Subject to the limitations set forth in the proviso contained in this Section 2.2(f), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence of a Default or an Event of Default or (B) at any time that any of the other applicable conditions precedent set forth in Section 3.2 have not been satisfied, to make Revolving Loans to the Borrower, on behalf of the Lenders, which the Agent, in its reasonable business judgment, deems necessary or desirable and regardless of whether a Borrowing Base Deficiency is caused thereby, (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (3) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, principal, interest and costs, fees and expenses as described in Section 10.2 (any of the advances described in this Section 2.2(f) being hereinafter referred to as “Agent Advances”); provided, that the Agent shall not make any Agent Advances to the Borrower without the consent of the Majority Lenders if the aggregate amount thereof would exceed $2,000,000 at any one time and the Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder and shall bear interest at the rate applicable to the Base Rate Advances from time to time. The Agent shall notify each Lender in writing of each such Agent Advance.

(g) Special Provisions Pertaining to Swing Loans. The Borrower shall give the Agent written notice in the form of a Request for Advance, or notice by telephone or telecopy no later than 1:00 p.m. (Atlanta, Georgia time) on the date on which the Borrower wishes to receive an Advance of any Swing Loan followed immediately by a Request for Advance; provided, however, that the failure by the Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given; provided further, however, that any request by the Borrower of a Base Rate Loan under the Revolving Loan Commitment shall be deemed to be a request for a Swing Loan unless the Borrower specifically requests otherwise or the aggregate outstanding amount of all Swing Loans after giving effect to the requested Advance would exceed the aggregate maximum principal amount of Swing Loans permitted under Section 2.1(e). If the Swing Bank, in its sole discretion, elects to make the requested Swing Loan, the Advance shall be made on the date specified in the notice or the Request for Advance and such notice or Request for Advance shall specify (i) the amount of the requested Advance, and (ii) instructions for the disbursement of the proceeds of the requested Advance. Each Swing Loan shall be made as a Base Rate Advance and interest thereon shall be payable in accordance with Section 2.3 hereof. The Swing Bank shall have no duty or obligation to make any Swing Loans hereunder and the Swing Bank shall not make any Swing Loans unless, on the date of the requested Advance thereof, the Borrower satisfies each of the conditions precedent to an Advance set forth in Section 3.2 hereof. In the event the Swing Bank in its sole and absolute discretion elects to make any requested Swing Loan, the Swing Bank shall make the proceeds of such Swing Loan available to the Borrower by deposit of U.S. dollars in same day funds by wire transfer in accordance with the applicable notice or Request for Advance.

(h) Settlement. The Agent shall notify each Lender no less frequently than weekly, as determined by the Agent, of the principal amount of Swing Loans and Agent Advances outstanding as of 3:00 p.m. (Atlanta, Georgia time) as of such date and each Lender’s pro-rata share thereof. Each Lender shall before 2:00 p.m. (Atlanta, Georgia time) on the next Business Day (the “Settlement Date”) make available to the Agent, in immediate available funds, the amount of its pro-rata share (based on its Revolving Commitment Ratio) of such principal amount of Swing Loans and Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrower, notwithstanding any failure of the Borrower to satisfy the conditions in Section 3.2. The Agent shall use such funds to repay the principal amount of Swing Loans to the Swing Bank and the Agent Advances to the Agent. All interest due on the Swing Loans prior to the Settlement Date shall be payable to the Swing Bank in accordance with Section 2.3 hereof and all interest due on the Agent Advances prior to the Settlement Date shall be payable to the Agent in accordance with Section 2.3 hereof. Additionally, if at any time any Swing Loans or Agent Advances are outstanding, any of the events described in clauses (g) or (h) of Section 8.1 hereof shall have occurred, then each Lender shall automatically upon the occurrence of such event and without any action on the part of the Swing Bank, the Borrower, the Agent or the Lenders be deemed to have purchased an undivided participation in the principal and interest of all Swing Loans and Agent Advances then outstanding in an amount equal to such Lender’s Revolving Commitment Ratio and each Lender shall, notwithstanding such Event of Default, immediately pay to the Agent for the account of the Swing Bank with respect to Swing Loans and itself with respect to Agent Advances in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Swing Bank or the Agent, as applicable, shall deliver to such Lender a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Swing Loans and Agent Advances hereunder shall be subject to the terms and conditions of Section 2.2(e) hereof.

Section 2.3 Interest.

(a) On Loans. Interest on Advances under the Revolving Loans, Swing Loans, Agent Advances and the Term Loan, subject to Section 2.3(b) and (c) hereof, shall be payable as follows:

(i) On Base Rate Advances. Interest on each Base Rate Advance shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as the case may be, and shall be payable monthly in arrears on the first day of each month for the prior month, commencing on February 1, 2000. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Base Rate Advance at the simple per annum interest rate equal to the sum of (A) the Base Rate, and (B) the applicable Interest Rate Margin.

(ii) On Eurodollar Advances. Interest on each Eurodollar Advance shall be computed on the basis of a hypothetical 360-day year for the actual number of days elapsed and shall be payable in arrears on (x) the Payment Date for such Advance, and (y) if the Eurodollar Advance Period for such Advance is greater than three (3) months, on each three month anniversary of such Advance. Interest on Eurodollar Advances then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Eurodollar Advance made with respect to the Revolving Loans and the Term Loan at a rate per annum equal to the sum of (A) the Eurodollar Basis applicable to such Eurodollar Advance, and (B) the applicable Interest Rate Margin.

(iii) If No Notice of Selection of Interest Rate. If the Borrower fails to give the Agent timely notice of its selection of a Eurodollar Basis, or if for any reason a determination of a Eurodollar Basis for any Advance is not timely concluded, the Base Rate shall apply to such Advance. If the Borrower fails to elect to reborrow any Eurodollar Advance then outstanding prior to the last Payment Date applicable thereto in accordance with the provisions of Section 2.2 hereof, as applicable, the Base Rate shall apply to such Advance commencing on and after such Payment Date.

(b) Upon Default. Upon the occurrence of an Event of Default under Section 8.1(b) hereof, interest on the outstanding Obligations shall accrue at the Default Rate from the date of such Event of Default. Interest accruing at the Default Rate shall be payable on demand and in any event on the Initial Maturity Date and the Final Maturity Date and shall accrue until the earliest to occur of (i) waiver of the applicable Event of Default in accordance with Section 10.12 hereof, (ii) agreement by the Majority Lenders to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations. The Lenders shall not be required to (i) accelerate the maturity of the Loans, (ii) terminate the Commitments, or (iii) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

(c) Interest Rate Margin. The interest rate margin (the “Interest Rate Margin”) shall be that per annum rate of interest determined as set forth in subparagraphs (i) and (ii) below.

(i) Under Revolving Loan Commitment and Tranche A Loan Commitment and Swing Loans. With respect to any Advance under the Revolving Loan Commitment (including Agent Advances), the Tranche A Loan Commitment or any Swing Loan, the applicable Interest Rate Margin shall be (x) from the Agreement Date through June 30, 2000, 3.25% with respect to Eurodollar Advances and 1.75% with respect to Base Rate Advances, and (y) from June 30, 2000 and thereafter, the interest rate margin determined by the Agent based upon the Funded Debt/Adjusted EBITDA Ratio as of such fiscal quarter end, effective as of the second Business Day after the financial statements referred to in Section 6.2, hereof, and an accompanying certificate of an Authorized Signatory certifying the calculations of the Funded Debt/Adjusted

EBITDA Ratio as set forth in Section 6.4 hereof, are delivered by the Borrower to the Agent and each Lender as of such fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:

Funded Debt/Adjusted EBITDA Ratio	Base Rate Advance Interest Rate Margin	Eurodollar Advance Interest Rate Margin
Greater than or equal to 4.00 to 1.00	2.00%	3.50%
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	1.75%	3.25%
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.50%	3.00%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.25%	2.75%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.00%	2.50%
Less than 2.00 to 1.00	0.75%	2.25%

In the event that the Borrower fails to timely provide the financial statements and certificate referred to above in accordance with the terms of Sections 6.2 and 6.4 hereof, and without prejudice to any additional rights under Section 8.2 hereof, no downward adjustment of the applicable Interest Rate Margin in effect for the preceding quarter shall occur until the actual delivery of such financial statements and certificate.

(ii) Under Tranche B Loan Commitment. With respect to any Advance under the Tranche B Loan Commitment, the Applicable Interest Rate Margin shall be (x) from the Agreement Date through June 30, 2000, 3.75% with respect to Eurodollar Advances and 2.25% with respect to Base Rate Advances, and (y) from June 30, 2000 and thereafter, the interest rate margin determined by the Agent based upon the Funded Debt/Adjusted EBITDA Ratio as of such fiscal quarter end, effective as of the second Business Day after the financial statements referred to in Section 6.2 hereof, and an accompanying certificate of an Authorized Signatory certifying the calculations of the Funded Debt/Adjusted EBITDA Ratio as set forth in Section 6.4 hereof, are delivered by the Borrower to the Agent and each Lender as of such fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:

Funded Debt/Adjusted EBITDA Ratio	Base Rate Advance Interest Rate Margin	Eurodollar Advance Interest Rate Margin
Greater than or equal to 4.00 to 1.00	2.50%	4.00%
Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	2.25%	3.75%
Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	2.00%	3.50%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.75%	3.25%

Funded Debt/Adjusted EBITDA Ratio	Base Rate Advance Interest Rate Margin	Eurodollar Advance Interest Rate Margin
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.50%	3.00%
Less than 2.00 to 1.00	1.50%	3.00%

In the event that the Borrower fails to timely provide the financial statements and certificate referred to above in accordance with the terms of Sections 6.2 and 6.4 hereof, and without prejudice to any additional rights under Section 8.2 hereof, no downward adjustment of the Applicable Interest Rate Margin in effect for the preceding quarter shall occur until the actual delivery of such financial statements and certificate.

(d) Computation of Interest. In computing interest on any Advance, the date of making the Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, one (1) day’s interest shall be due with respect to such Advance.

Section 2.4 Fees.

(a) Fee Letter. The Borrower agrees to pay to the Agent such fees as are set forth in the Fee Letter.

(b) Unused Line Fee. The Borrower agrees to pay to the Lenders, in accordance with the Lenders’ Revolving Commitment Ratios, an unused line fee on the Available Revolving Loan Commitment for each day from the Agreement Date until the Initial Maturity Date at a rate of one-half of one percent (.50%) per annum. Such unused line fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable in arrears on April 1, 2000, for the period from the Agreement Date through March 31, 2000, and thereafter shall be payable quarterly in arrears on the first day of each calendar quarter thereafter for the immediately preceding calendar quarter, and if then unpaid, on the Initial Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(c) Letter of Credit Fees.

(i) The Borrower shall pay to the Lenders, in accordance with the Lenders’ respective Revolving Commitment Ratios, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the expiration date of each Letter of Credit (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the amount of the Letter of Credit Obligations equal to the applicable Interest Rate Margin in effect from time to time with respect to Eurodollar Advances under the Revolving Loan Commitment. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable in arrears on April 1, 2000, for the period from the Agreement Date through March 31, 2000, and thereafter shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter, and if then unpaid, on the Initial Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(ii) The Borrower shall also pay to each Issuing Bank (A) a fee on the stated amount of each Letter of Credit issued by such Issuing Bank for each day from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one-quarter of one percent (.25%) per annum, which fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable in arrears on April 1, 2000, for the period from the Agreement Date through March 31, 2000, and thereafter shall be payable quarterly in arrears on the first day of each calendar quarter thereafter for the immediately preceding calendar quarter, and, if unpaid on the Initial Maturity Date (or any earlier prepayment in full of the Obligations) and (B) any customary fees charged by the Issuing Banks for issuance and administration of such Letters of Credit. The foregoing fees shall be fully earned when due, and non-refundable when paid.

Section 2.5 Prepayment/Reduction of Commitment.

(a) The principal amount of any Base Rate Advance may be prepaid in full or in part at any time, without penalty; and the principal amount of any Eurodollar Advance may be prepaid prior to the applicable Payment Date, upon three (3) Business Days’ prior written notice to the Agent, provided that the Borrower shall reimburse the Lenders and the Agent, on the earlier of demand or the Maturity Date, for any loss or reasonable out-of-pocket expense incurred by the Lenders or the Agent in connection with such prepayment, as set forth in Section 2.9 hereof. Each notice of prepayment shall be irrevocable, and each such prepayment shall include the accrued interest on the amount so prepaid. Upon receipt of any notice of prepayment, the Agent shall promptly notify each Lender of the contents thereof by telephone or telecopy and of such Lender’s portion of the prepayment. Notwithstanding the foregoing, the Borrower shall not make any prepayment of the Revolving Loans unless and until the balance of the Swing Loans then outstanding is zero. Prepayments of principal hereunder shall be in minimum amounts of $300,000 and integral multiples of $100,000 in excess thereof or such lesser amount as may be outstanding. Each such prepayment of Advances outstanding under the Tranche A Loan shall permanently reduce the Tranche A Loan Commitment by a corresponding amount and shall be applied to reduce the principal payments due under Section 2.6(b) hereof on a pro-rata basis, and each such prepayment of Advances outstanding under the Tranche B Loan shall permanently reduce the Tranche B Loan Commitment by a corresponding amount and shall be applied to reduce the principal payments due under Section 2.6(c) hereof on a pro-rata basis; provided, however, that the Borrower shall not make any voluntary prepayment of amounts outstanding under the Tranche B Loan until the Tranche A Loan has been paid in full. Any prepayment of Advances outstanding under the Revolving Loan Commitment shall not reduce the Revolving Loan Commitment.

(b) The Borrower shall have the right, at any time and from time to time after the Agreement Date and prior to the Initial Maturity Date, upon at least five (5) Business Days’ prior written notice to the Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitment on a pro-rata basis among the Lenders in accordance with the Revolving Commitment Ratios, provided that any such partial reduction shall be made in an amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitment shall be permanently reduced to the amount stated in the Borrower’s notice for all purposes herein, and the Borrower shall pay to the Agent for the account of the Lenders the amount necessary to reduce the principal amount of the Revolving Loans then outstanding to not more than the amount of the Revolving Loan Commitment as so reduced, together with accrued interest on the amount so prepaid and the unused line fee set forth in Section 2.4(b) accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Agent and the Lenders for any loss or reasonable out-of-pocket expense incurred by any of them in connection with such payment as set forth in Section 2.9.

Section 2.6 Repayment.

(a) The Revolving Loans. All unpaid principal and accrued interest on the Revolving Loans shall be due and payable in full on the Initial Maturity Date.

(b) The Tranche A Loan. Commencing March 31, 2000, and on the last day of each quarter thereafter, the outstanding principal balance of the Tranche A Loan shall be repaid as set forth below:

Quarters Ending	Quarterly Payment Amount
March 31, 2000 through December 31, 2000	$750,000
March 31, 2001 through December 31, 2001	$1,250,000
March 31, 2002 through December 31, 2002	$1,750,000
March 31, 2003 through June 30, 2005	$2,000,000

Additionally, the Tranche A Loan shall be repaid as may be required by Section 2.6(d) hereof. Any remaining unpaid principal and interest on the Tranche A Loan shall be due and payable in full on the Initial Maturity Date.

(c) The Tranche B Loan. Commencing on March 31, 2000, and on the last day of each quarter thereafter, the outstanding principal balance of the Tranche B Loan shall be repaid as set forth below:

Payment Dates	Payment Amount
March 31, 2000 through June 30, 2005	$75,000
September 30, 2005 through September 30, 2006	$2,250,000
December 31, 2006	$27,100,000

Additionally, the Tranche B Loan shall be repaid as may be required by Section 2.6(d) hereof. Any remaining unpaid principal and interest on the Tranche B Loan shall be due and payable in full on the Final Maturity Date.

(d) Other Mandatory Repayments.

(i) No later than one hundred twenty (120) days after the end of each fiscal year commencing with the December 2000 fiscal year end of the Borrower, the Borrower shall pay to the Lenders, as a mandatory payment of the Term Loan, a sum equal to such percentage of the Excess Cash Flow for such fiscal year determined based on the Funded Debt/Adjusted EBITDA Ratio as set forth below:

If the Funded Debt/Adjusted EBITDA Ratio is:	Then the percentage of Excess Cash Flow to be repaid is:
Less than 2.50 to 1.00	50%
Equal to or greater than 2.50 to 1.00	75%

The payment due hereunder shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan and the Tranche B Loan. Any surplus shall be applied first to repay outstanding Swing Loans and then to repay outstanding Revolving Loans. The portion of such payments allocated to the Tranche A Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(b) on a pro-rata basis. The portion of such payments allocated to the Tranche B Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(c) on a pro-rata basis.

(ii) In the event that after the Agreement Date, the Borrower, Holdings or Intermediate shall issue any Capital Stock (other than Capital Stock issued to fund management options or additional Capital Stock issued to American Securities, one of its Affiliates or management of the Borrower in connection with a capital contribution to the Borrower other than the Additional Equity Contribution), one hundred percent (100%) of the Net Cash Proceeds received by the Borrower from such issuance or incurrence shall be paid within two (2) Business Days of receipt of the proceeds thereof by the Borrower to the Lenders as a mandatory payment of the Loans. The payment due hereunder shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan and the Tranche B Loan. Any surplus shall be applied first to repay outstanding Swing Loans and then to repay outstanding Revolving Loans. The portion of such payments allocated to the Tranche A Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(b) on a pro-rata basis. The portion of such payments allocated to the Tranche B Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(c) on a pro-rata basis. Nothing in this Section shall authorize the Borrower to issue any Capital Stock except as otherwise expressly permitted by this Agreement.

(iii) Subject to the remaining provisions of this Section 2.6(d)(iii) and Section 2.6(d)(v) and 2.6(d)(vi), in the event the Borrower or any of its Subsidiaries shall sell any of its assets or receive insurance proceeds in respect of its assets (other than sales of Inventory in the ordinary course of business and sales of other assets or receipt of insurance proceeds of less than $250,000 in the aggregate during any fiscal year and sales relating to sale/leaseback transactions), the Net Cash Proceeds received by the Borrower therefrom shall be paid on the date of receipt thereof by the Borrower or its Subsidiary as a mandatory payment of the Loans. One hundred percent (100%) of such Net Cash Proceeds shall be applied first to the Swing Loans and then to the Revolving Loans to the extent that such proceeds result from the sale or loss of any asset which (a) has been replaced as Collateral by a similar or comparable asset purchased prior to the date of such sale or loss, or (b) is being replaced as Collateral or will be replaced as Collateral within two hundred seventy (270) days after the receipt of such Net Cash Proceeds with an asset useful or necessary in the business of the Borrower or such Subsidiary; provided, however, that the Borrower shall (A) notify the Agent in writing (I) on or before the date the replacement asset is purchased if such asset is replaced before the sale or (II) if such asset is to be replaced after such sale or loss within ten (10) Business Days of the date of applicable sale or loss of its intention to replace the asset to be sold or lost as the case may be, and (B) (I) with respect to any replacement asset purchased prior to the sale of the asset to be replaced, notify the Agent in writing on or before the 270th day following the purchase of the replacement asset that the asset to be replaced has been sold or (II) with respect to any asset sold or lost that is to be replaced, notify the Agent in writing on or before the 270th day following such asset sale or loss that the replacement asset has been acquired. If (x) the Borrower does not give the requisite notice of its intention to replace the asset sold or lost, (y) the replacement asset has not been acquired within such two hundred seventy (270) day period or (z) any excess Net Cash Proceeds exist after payment on the Revolving Loans as provided above, then in each such event the applicable Net Cash Proceeds shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan and the Tranche B Loan, with the portion of such payments allocated to the Tranche A Loan applied to reduce the quarterly principal installments set forth in Section 2.6(b) on a pro-rata basis, and the portion of such payments allocated to the Tranche B Loan applied to reduce the quarterly principal installments set forth in Section 2.6(c) on a pro-rata basis; and the excess, if any, shall be applied first to the principal on the Swing Loans then outstanding and then to the principal on the Revolving Loans then outstanding. In the event that the payment due hereunder exceeds the Loans then outstanding, such amount received by the Agent shall be applied to any other Obligations, and any surplus shall be returned to the Borrower. The Revolving Loan Commitment shall not be permanently reduced by the amount of any payment of the Swing Loans and Revolving Loans due under this Section 2.6(d)(iii).

(iv) In the event that the Borrower receives the Additional Equity Contribution, one hundred percent (100%) of such Additional Equity Contribution shall be paid on the date of receipt thereof by the Borrower as a mandatory prepayment of the Loans. The payment due hereunder shall be applied on a pro rata basis to the principal amount due on the Tranche A Loan and the Tranche B Loan. Any surplus shall be applied first to repay outstanding Swing Loans and then to repay outstanding Revolving Loans. The portion of such payments allocated to the Tranche A Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(b) on a pro-rata basis. The portion of such payments allocated to the Tranche B Loan shall be applied to reduce the quarterly principal installments set forth in Section 2.6(c) on a pro-rata basis.

(v) In the event the Borrower or any of its Subsidiaries shall receive proceeds of Funded Debt issued in connection with refinancing the Agreement Date Properties or proceeds from the sale of such Agreement Date Properties arising out of a sale/leaseback transaction, the Net Cash Proceeds received by the Borrower or any of its Subsidiaries therefrom shall be applied on a pro-rata basis to the principal amount due on the Tranche A Loan and the Tranche B Loan, with the portion of such payments allocated to the Tranche A Loan applied to reduce the quarterly installments set for in Section 2.6(b) on a pro-rata basis, and the portion of such payments allocated to the Tranche B Loan applied to reduce the quarterly installments set forth in Section 2.6(c) on a pro-rata basis.

(vi) In the event that the Borrower or any of its Subsidiaries shall receive proceeds of Funded Debt issued in connection with refinancing the Post Agreement Date Properties or proceeds from the sale of such Post Agreement Date Properties arising out of a sale/leaseback transaction, the Net Cash Proceeds received by the Borrower or a Subsidiary therefrom shall be applied as a mandatory payment of the Loans, with application first to the Swing Loans and then to the Revolving Loans. The Revolving Loan Commitment shall not be permanently reduced by the amount, of any payment of the Swing Loans and Revolving Loans under this Section 2.6(d)(vi). If any excess Net Cash Proceeds remain after such application, such excess to the extent not reinvested in replacement assets within two hundred seventy (270) days following the date on which such Net Cash Proceeds were received shall be applied to the Term Loans as provided in Section 2.6(d)(v) hereof.

(e) Adjustment to Allocation of Repayments. One or more holders of the Tranche B Loan may decline to accept a mandatory prepayment under Sections 2.6(d) to the extent there is a sufficient amount of the Tranche A Loan outstanding (and/or, in the case of a mandatory prepayment under Section 2.6(d)(iii) or (vi), sufficient Swing Loans or Revolving Loans outstanding) to be paid with such prepayment, in which case such declined prepayments shall be allocated pro-rata to the quarterly principal installments of the Tranche A Loan (and, in the case of a mandatory prepayment under Section 2.6(d)(iii), to prepay the Swing Loans and Revolving Loans outstanding) and pro-rata to the quarterly principal installments of the Tranche B Loan held by Lenders accepting such prepayments. The Tranche B Commitment Ratios shall be adjusted to reflect declined prepayments pursuant to this Section 2.6(e).

Section 2.7 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein, and, upon the request of any Lender, shall be evidenced by the Notes. One each of the Revolving Loan Notes shall be payable to the order of each Lender requesting such Revolving Loan Note in accordance with the respective Revolving Commitment Ratio of such Lender. The Swing Loan Note shall be payable to the order of the Swing Bank. One each of the Tranche A Loan Notes and Tranche B Loan Notes shall be payable to the order of each Lender requesting such Tranche A Loan Note and Tranche B Loan Note in accordance with the respective Tranche A Commitment Ratio and Tranche B Commitment Ratio of such Lender. The Notes shall be issued by the Borrower to the Lenders requesting same and shall be duly executed and delivered by Authorized Signatories.

(b) The Agent may open and maintain on its books in the name of the Borrower a loan account with respect to the Loans and interest thereon (the “Loan Account”). The Agent shall debit such Loan Account for the principal amount of each Advance made by it on behalf of the Lenders, accrued interest thereon, and all other amounts which shall become due from the Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which the Borrower shall make in respect to the Obligations. The records of the Agent with respect to such Loan Account shall be conclusive evidence of the Loans and accrued interest thereon, absent manifest error.

Section 2.8 Manner of Payment.

(a) When Payments Due.

(i) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to the Lenders, the Issuing Banks or the Agent under this Agreement, the Notes, or the other Loan Documents shall be made not later than 1:00 p.m. (Atlanta, Georgia time) on the date specified for payment under this Agreement or any other Loan Document to the Agent at the Agent’s Office, for the account of the Lenders, the Issuing Bank or the Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Agent after 1:00 p.m. (Atlanta, Georgia time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Lender, the Agent will promptly thereafter distribute the amount so received in like funds to such Lender. If the Agent shall not have received any payment from the Borrower as and when due, the Agent will promptly notify the Lenders accordingly.

(ii) If any payment under this Agreement or any of the Notes shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

(b) No Deduction.

(i) The Borrower agrees to pay principal, interest, fees, and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever. If the Borrower shall hereafter be required by law to deduct any taxes from or in respect of any sum payable hereunder or under any Note to any Lender, any Issuing Bank or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8(b)), such Lender, Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(ii) Each Lender agrees to deliver to the Borrower and the Agent from time to time, a true and correct certificate as to the matters set forth in clause (A), (B) or (C) below, executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Agent pursuant to this Section 2.8(b). The execution and delivery hereof by a Lender (whether directly or by assignment) shall be deemed to be a certification that such Lender falls within subsection (A) below, and no further certificates need to be delivered by such Lender until the occurrence of one of the events set forth in the preceding sentence. Each certificate required to be delivered pursuant to this Section 2.8(b) shall certify as to one of the following:

(A) that such Lender shall continue to receive payments hereunder without deduction or withholding of United States federal income tax;

(B) that such Lender cannot continue to receive payments hereunder without deduction or withholding of United States federal income tax as specified therein but does not require additional payments because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower or from a tax credit or exemption; or

(C) that such Lender is no longer capable of receiving payments hereunder without deduction or withholding of United States federal income tax as specified therein by reason of a change in law (including the Code or applicable tax treaty) after the later of the Agreement Date or the date on which a Lender became a Lender pursuant to Section 10.5 hereof and that it is not capable of recovering the full amount of the same from a source other than the Borrower or from a tax credit or exemption.

(c) Inadequate Payments. If on the date on which any amount shall be due and payable by the Borrower in regard to the Obligations, the amount received by the Agent from the Borrower shall not be adequate to pay the amount which shall be so due and payable, then the Agent shall be authorized, but shall not be obligated, to make a Base Rate Advance on behalf of the Lenders to the Borrower by crediting the amount of such Base Rate Advance to the Loan Account hereof pursuant to the provisions of Section 2.7(b) hereof, whereupon the Agent shall debit the Loan Account hereof in a like amount in payment of the part of the Obligations which shall then be due and payable. No further authorization, direction or approval by the Borrower shall be required to be given by the Borrower for the Agent to take the action described in this Section 2.8(c).

Section 2.9 Reimbursement. Whenever any Lender shall sustain or incur any losses or out-of-pocket expenses in connection with (i) failure by the Borrower to borrow or reborrow any Eurodollar Advance, or reborrow any Advance as a Eurodollar Advance, in each case, after having given notice of its intention to borrow in accordance with Section 2.2 hereof (whether by reason of the election of the Borrower not to proceed or the non-fulfillment of any of the conditions set forth in Article 3), or (ii) prepayment of any Eurodollar Advance in whole or in part on a day other that the last day of the Eurodollar Advance Period with respect thereto, the Borrower agrees to pay to such Lender, upon the earlier of such Lender’s demand or the Maturity Date, an amount sufficient to compensate such Lender for all such losses and reasonable out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses and reasonable out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Lender or any participant of such Lender over the remainder of the Eurodollar Advance Period for such prepaid Advance.

Section 2.10 Pro-rata Treatment.

(a) Advances. Each Advance with respect to the Term Loan and the Revolving Loans from the Lenders under this Agreement shall be made pro-rata on the basis of their respective Revolving Commitment Ratios Tranche A Commitment Ratios and Tranche B Commitment Ratios, as applicable.

(b) Payments. Each payment and prepayment of the principal of the Term Loan and the Revolving Loans and each payment of interest on the Term Loan and the Revolving Loans received from the Borrower shall be made by the Agent to the Lenders pro-rata on the basis of their respective unpaid principal amounts thereof outstanding immediately prior to such payment or prepayment (except in cases when a Lender’s right to receive payments is restricted pursuant to Section 2.2(e) hereof). If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of the Term Loan or the Revolving Loans in excess of its ratable share of the Loans under its Aggregate Commitment Ratio (or in violation of any restriction set forth in Section 2.2(e) hereof), such Lender shall forthwith purchase from the other Lenders such participation in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery without interest thereon unless the Lender obligated to repay such amount is required to pay interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.11 Application of Payments.

(a) Payments Prior to Acceleration. Prior to the acceleration of the Obligations under Section 8.2 hereof, and other than with respect to payments required to be made pursuant to Section 2.6 hereof (which shall be applied as set forth in Section 2.6 hereof), if some but less than all amounts due and payable from the Borrower are received by the Agent, the Agent shall distribute such amounts in the following order of priority: FIRST, to the payment of interest then due and payable on the Swing Loans, the Revolving Loans and the Term Loans; SECOND, to the payment of principal then due and payable on the Swing Loans; THIRD, to the payment of principal then due and payable on the Tranche A Loan; FOURTH, to the payment of principal then due and payable on the Tranche B Loan; FIFTH, to the payment of principal then due and payable on the Revolving Loans; SIXTH, to the payment of any fees then due and payable to the Agent hereunder or under any other Loan Document; SEVENTH, to the payment of any fees then due and payable to the Lenders and the Issuing Banks hereunder or under any other Loan Documents; EIGHTH, to the extent of any Letter of Credit Obligations then outstanding, to the Letter of Credit Reserve Account; NINTH, to the payment of all other Obligations not otherwise referred to in this Section 2.11(a) then due and payable hereunder or under the other Loan Documents; and TENTH, to the costs and expenses (including attorneys’ fees and expenses), if any, incurred by the Agent in the collection of such amounts under this Agreement or any of the other Loan Documents.

(b) Payments Subsequent to Acceleration. Subsequent to the acceleration of the Obligations under Section 8.2 hereof, payments and prepayments with respect to the Obligations made to the Agent, the Lenders, the Issuing Banks or otherwise received by the Agent, any Lender, any Issuing Bank (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.10 hereof): FIRST, to the reasonable costs and expenses (including attorneys’ fees and expenses), if any, incurred by the Agent, any Lender, any Issuing Bank in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to the payment of interest then due and payable on the Swing Loans; THIRD, to the payment of the principal of any Swing Loans then outstanding; FOURTH, to any fees then due and payable to the Agent under this Agreement or any other Loan Document; FIFTH, to any fees then due and payable to the Lenders and the Issuing Banks under this Agreement or any other Loan Document; SIXTH, to the payment of interest then due and payable on the Revolving Loans and the Term Loans; SEVENTH pro-rata to the payment of the principal of the Revolving Loans, the Tranche A Loans and the Tranche B Loans then outstanding and any obligation under any Interest Hedge Agreement and any Foreign Exchange Agreement between the Borrower, on the one hand, and the Agent (or an affiliate of the Agent) or one or more Lenders (or an affiliate of a Lender), on the other hand; EIGHTH to the extent of any Letter of Credit Obligations then outstanding, to the Letter of Credit Reserve Account; NINTH to any other Obligations not otherwise referred to in this Section 2.11(b); TENTH, to damages as finally judicially determined to have been incurred by the Agent or any Lender by reason of any breach hereof or of any other Loan Document; and ELEVENTH, upon satisfaction in full of all Obligations to the Borrower or as otherwise required by law.

Section 2.12 Use of Proceeds. The proceeds of the Term Loans and the initial Advance under the Revolving Loan Commitment shall be used by Intermediate to purchase all of the issued and outstanding shares of capital stock of EPL pursuant to the Purchase Agreement and to fund transaction costs related thereto. The proceeds of the Revolving Loans other than the initial Advance shall be used by the Borrower to finance the Borrower’s general operating capital needs to the extent not inconsistent with the provisions of this Agreement and for the development or acquisition of new restaurants to the extent permitted hereunder.

Section 2.13 All Obligations to Constitute One Obligation. All Obligations shall constitute one general obligation of the Borrower and shall be secured by the Agent’s security interest (on behalf of the Lenders and the Issuing Banks) and Lien upon all of the Collateral, and by all other security interests and Liens heretofore, now or at any time hereafter granted by the Borrower to the Agent and the Lenders, to the extent provided in the Security Documents under which such Liens arise.

Section 2.14 Maximum Rate of Interest. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest on the Loans and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall promptly refund to the Borrower any interest received by them in excess of the maximum lawful rate or, if so requested by the Borrower, shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that the Lenders not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

Section 2.15 Letters of Credit.

(a) Subject to the terms and conditions hereof, each Issuing Bank, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in subsection (c) below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to such Issuing Bank’s pro-rata share of the Letter of Credit Commitment; provided, however, that the Issuing Banks shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in Section 3.3 hereof have been satisfied, and shall not issue any Letter of Credit if any Default then exists or would be caused thereby or if, after giving effect to such issuance, the Available Revolving Loan Commitment would be less than zero or there would exist a Borrowing Base Deficiency; and provided further, however, that at no time shall the total Letter of Credit Obligations outstanding hereunder exceed the Letter of Credit Commitment. Each Letter of Credit shall (1) be denominated in U.S. dollars, and (2) expire no later than the earlier to occur of (A) the Initial Maturity Date, and (B) 360 days after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal). Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Banks shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any Applicable Law.

(b) The Borrower may from time to time request that an Issuing Bank issue a Letter of Credit. The Borrower shall execute and deliver to the Agent and applicable Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by such Issuing Bank, not later than 12:00 noon (Atlanta, Georgia time) on the fifth (5th) Business Day preceding the date on which the requested Letter of Credit is to be issued, or, such shorter notice as may be acceptable to the Issuing Bank and the Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in Section 3.3 hereof, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower and the Agent following the issuance thereof. The Borrower shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by such Issuing Bank in issuing, effecting payment under, amending or otherwise administering the Letters of Credit.

(c) Immediately upon the issuance by an Issuing Bank of a Letter of Credit and in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Ratio, in such Letter of Credit and the obligations of the Borrower with respect thereto (including, without limitation, all Letter of Credit Obligations with respect thereto). At such time as the Agent shall be notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Agent shall promptly notify the Borrower and each Lender, by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Revolving Commitment Ratio.

(d) The Borrower hereby agrees to immediately reimburse an Issuing Bank for amounts paid by such Issuing Bank in respect of draws under a Letter of Credit. In order to facilitate such repayment, the Borrower hereby irrevocably requests the Lenders, and the Lenders hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 hereof with respect to the amounts of, the timing of requests for, and the repayment of Advances hereunder and in Article 3 hereof with respect to conditions precedent to Advances hereunder), with respect to any drawing under a Letter of Credit, to make a Base Rate Advance on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Advance directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw. Each Lender shall pay its share of such Base Rate Advance by paying its portion of such Advance to the Agent in accordance with Section 2.2(e) hereof and its Revolving Commitment Ratio, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default then exists or would be caused thereby. The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this Section hereunder shall be subject to the terms and conditions of Section 2.2(e) hereof. The obligation of each Lender to make payments to the Agent, for the account of the Issuing Bank, in accordance with this Section 2.15 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason (other than the gross negligence of the Issuing Bank in paying such Letter of Credit, as determined by a final non-appealable judgment of a court of competent jurisdiction). The Agent shall promptly remit to the Issuing Bank the amounts so received from the other Lenders. Any overdue amounts payable by the Lenders to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two Business Days, at the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (y) thereafter, at the Base Rate.

(e) The Borrower agrees that each Advance by the Lenders to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be a Base Rate Advance under the Revolving Loan Commitment and shall be payable and bear interest in accordance with all other Base Rate Advances of Revolving Loans.

(f) Borrower agrees that any action taken or omitted to be taken by an Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of such Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Borrower. The obligation of the Borrower to reimburse an Issuing Bank for a drawing under any Letter of Credit or the Lenders for Advances made by them to Issuing Banks on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever (unless payment of such drawing constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a final non-appealable order of a court of competent jurisdiction), including, without limitation, the following circumstances:

(i) Any lack of validity or enforceability of any Loan Document;

(ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii) Any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

(iv) The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v) Any statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) The insolvency of any Person issuing any documents in connection with any Letter of Credit;

(vii) Any breach of any agreement between the Borrower and any beneficiary or transferee of any Letter of Credit;

(viii) Any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

(ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Bank;

(xi) Any other circumstances arising from causes beyond the control of the Issuing Bank;

(xii) Payment by the Issuing Bank under any Letter of Credit against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Issuing Bank as determined by a final non-appealable judgment of a court of competent jurisdiction, and

(xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) If any change in Applicable Law, any change in the interpretation or administration thereof, or any change in compliance with Applicable Law by the Issuing Bank as a result of any request or directive of any Governmental Authority, central bank or comparable agency (whether or not having the force of law) after the Agreement Date shall (i) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirements or conditions against letters of credit issued by the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding this Agreement or any Letter of Credit or any participation therein, and the result of any of the foregoing in the determination of the Issuing Bank is to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, then, on the earlier of the Initial Maturity Date or a date not more than five (5) days after demand by the Issuing Bank, the Borrower agrees to pay to the Issuing Bank, from time to time as specified by the Issuing Bank, such additional amount or amounts as the Issuing Bank determines will compensate it for such increased costs, from the date such change or action is effective; provided that the Borrower shall not be required to compensate the Issuing Bank pursuant to this Section 2.15(g) for any increased costs incurred more than 90 days prior to the date that the Issuing Bank notifies the Borrower of the change in law giving rise to such increased costs and of the Issuing Bank’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such increased cost incurred by the Issuing Bank as a result of any event referred to in this paragraph submitted by the Issuing Bank to the Borrower shall be conclusive, absent manifest error, as to the amount thereof.

(h) The Borrower will indemnify and hold harmless the Agent, each Issuing Bank and each other Lender and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against the Agent, such Issuing Bank or any such other Lender in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to the Agent, any Issuing Bank or any such Lender for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Agent, such Issuing Bank or such Lender, as the case may be, as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.15(h) shall survive termination of this Agreement.

(i) Each Lender shall be responsible (to the extent the Issuing Bank is not reimbursed by the Borrower) for its pro-rata share (based on such Lender’s Revolving Commitment Ratio) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, the Borrower’s or any guarantor’s obligations to reimburse draws thereunder or otherwise. In the event the Borrower shall fail to pay such expenses of the Issuing Bank within fifteen (15) days of demand for payment by the Issuing Bank, each Lender shall thereupon pay to the Issuing Bank its pro-rata share based on such Lender’s Revolving Commitment Ratio) of such expenses within ten (10) days from the date of the Issuing Bank’s notice to the Lenders of the Borrower’s failure to pay; provided, however, that if the Borrower shall thereafter pay such expenses, the Issuing Bank will repay to each Lender the amounts received from such Lender hereunder.

ARTICLE 3

CONDITIONS PRECEDENT AND SUBSEQUENT

Section 3.1 Conditions Precedent to Initial Advance. The obligations of the Lenders to undertake the Commitment and to make the initial Advance hereunder, and the obligation of the Issuing Banks to issue the initial Letter of Credit hereunder, are subject to the prior fulfillment of each of the following conditions:

(a) The Agent or the Lenders, as appropriate, shall have received each of the following, in form and substance satisfactory to the Agent and the Lenders:

(i) This duly executed Agreement;

(ii) A duly executed Tranche A Loan Note to the order of each Lender requesting same in the amount of such Lender’s pro-rata share (based on its Tranche A Commitment Ratio) of the Tranche A Loan Commitment, and a duly executed Tranche B Loan Note to the order of each Lender requesting same in the amount of such Lender’s pro-rata share (based on its Tranche B Commitment Ratio) of the Tranche B Loan Commitment;

(iii) A duly executed Revolving Loan Note to the order of each Lender requesting same in the amount of such Lender’s pro-rata share of the Revolving Loan Commitment and a duly executed Swing Loan Note payable to the order of the Swing Bank;

(iv) The Security Agreement duly executed by the Borrower;

(v) The Trademark Security Agreement, duly executed by the Borrower;

(vi) The Parent Pledge Agreement duly executed by Holdings and Intermediate;

(vii) The Parent Guaranty duly executed by Holdings and Intermediate;

(viii) The duly executed Blocked Account Agreements;

(ix) Mortgages (fee or leasehold, as applicable) with respect to all Owned Properties and all Leased Properties identified on Schedule 3.1(ix) other than the Post-Closing Leased Properties;

(x) A title insurance commitment (the “Title Insurance Commitment”) with respect to each Owned Property issued by the Title Company (or another title company acceptable to Agent) in such form and amount as is acceptable to Agent insuring that each such Mortgage is a valid first priority Lien on the Borrower’s interest in such Owned Property subject only to Permitted Exceptions and containing such endorsements and affirmative insurance as Agent may reasonably require and which are obtainable at commercially reasonable rates in the applicable jurisdiction, and true copies of each document, instrument or certificate required by the terms of each such policy and/or Mortgage to be filed, recorded, executed or delivered in connection therewith;

(xi) A Borrower’s affidavit with respect to each property for which a Mortgage is delivered hereunder and such other documents and certificates as Agent shall reasonably require, in each case in form and substance satisfactory to the Title Company, as applicable, and the Agent;

(xii) A duly executed environmental indemnity agreement in form and substance satisfactory to the Agent;

(xiii) Title search reports with respect to each Leased Property identified on Schedule 3.1(ix), other than the Post-Closing Leased Properties, issued by the Title Company (or other title company acceptable to Agent) showing only Permitted Exceptions;

(xiv) Duly executed UCC-1 Financing Statements under the applicable Uniform Commercial Code, or other filings under applicable law, to be filed in connection with each Mortgage in form and substance satisfactory to the Agent to perfect the Lien created by the Mortgage;

(xv) An environmental Phase I report with respect to each Owned Property dated not earlier than twelve (12) months prior to the Agreement Date, satisfactory in all respects to the Agent from an independent firm acceptable to the Agent,

(xvi) A report of ENVIRON International Corp. with respect to all Leased Properties located in California regarding its review of regulatory environmental site data bases;

(xvii) Landlord Consents in form and substance satisfactory to the Agent from the Landlords of at least twelve (12) of the Leased Properties identified in Columns C and D of Part 1 of Schedule 3.1(ix);

(xviii) Evidence that notice of the Mortgages has been delivered to the Landlords of the Leased Properties identified in Column A of Part I and Part II of Schedule 3.1(ix);

(xix) The legal opinion of Simpson Thacher & Bartlett, counsel to the Borrower, in form and substance satisfactory to the Agent;

(xx) A copy of the legal opinion of Parker, Poe, Adams & Bernstein, LLP, counsel to Advantica and the Seller, or other counsel of Advantica and the Seller, and a reliance letter with respect thereto in favor of the Agent in form and substance satisfactory to the Agent;

(xxi) Legal opinions of local counsel to the Borrower in California, Arizona, Nevada and Texas, in form and substance satisfactory to the Agent;

(xxii) Any legal opinion of Simpson Thacher & Bartlett or other counsel to American Securities delivered in connection with the Purchase Agreement, and a reliance letter with respect thereto in favor of the Agent, in form and substance reasonably satisfactory to the Agent;

(xxiii) The duly executed Request for Advance for the initial Advance of the Loans which initial Advance shall not exceed $80,000,000 and a duly executed Request for Issuance of Letter of Credit;

(xxiv) A duly executed Borrowing Base Certificate dated as of November 24, 1999;

(xxv) A loan certificate signed by an Authorized Signatory of the Borrower in substantially the form of Exhibit R attached hereto, including a certificate of incumbency with respect to each Authorized Signatory of the Borrower, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the Certificate of Incorporation of the Borrower certified to be true, complete and correct by the Secretary of State for the State of Delaware, (B) a true, complete and correct copy of the By-Laws of the Borrower, (C) a true, complete and correct copy of the resolutions of the Borrower, authorizing the borrowing hereunder and the execution, delivery and performance by the Borrower of the Loan Documents, and (D) certificates of good standing from California, Nevada, Texas and Arizona;

(xxvi) A loan certificate signed by an Authorized Signatory of each of Holdings and Intermediate in substantially the form of Exhibit S attached hereto, including a certificate of incumbency with respect to each Authorized Signatory of each of Holdings and Intermediate, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the Certificate of Incorporation of each of Holdings and Intermediate certified to be true, complete and correct by the Secretary of State for the State of Delaware, (B) a true, complete and correct copy of the By-Laws of each of Holdings and Intermediate, (C) true, complete and correct copy of the resolutions of each of Holdings and Intermediate, authorizing the execution, delivery and performance by each of Holdings and Intermediate of the Loan Documents to which they are a party, and (D) certificates of good standing from Delaware;

(xxvii) A Solvency Certificate executed by an Authorized Signatory of the Borrower regarding the solvency and financial condition of the Borrower, in form and substance satisfactory to the Agent;

(xxviii) A copy of the executed Purchase Agreement, together with all exhibits and schedules thereto, accompanied by the certificate of a senior officer of the Borrower as to the consummation of the Acquisition and certain other matters;

(xxix) A copy of the other executed Purchase Documents relating to the Acquisition;

(xxx) Projected financial statements for EPL for (A) the 2000 fiscal year on a month by month basis, (B) the 2001, 2002 fiscal years on a quarterly basis, and (C) for the 2003 and 2004 fiscal years on an annual basis;

(xxxi) Copies of certificates of insurance and the related insurance policies with respect to the Borrower and meeting the requirements of Section 5.5 hereof;

(xxxii) Copies of any pay-off letters, termination statements, canceled mortgages and the like reasonably required by the Agent in connection with the removal of any Liens (other than Permitted Liens) against the assets of EPL;

(xxxiii) Lien search results satisfactory to the Agent with respect to Holdings, Intermediate and EPL from all appropriate jurisdictions and filing offices;

(xxxiv) Copies of the forms of Franchise Agreements;

(xxxv) No change in the business, assets, management, operations, financial condition or prospects of EPL shall have occurred since July 28, 1999, which change, in the reasonable judgment of the Agent and the Lenders, will have a Material Adverse Effect;

(xxxvi) Payment of all fees and expenses payable to the Agent, the affiliates of the Agent, and the Lenders for which invoices have been delivered to the Borrower in connection with the execution and delivery of this Agreement, including, without limitation, reasonable fees and expenses of counsel to the Agent; and

(xxxvii) All such other documents as the Agent may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

(b) The Agent and the Lenders shall have received evidence reasonably satisfactory to the Agent and the Lenders that, on the Agreement Date, American Securities shall have made a capital contribution to Holdings and Intermediate in an aggregate amount of at least $38,000,000 and management of EPL shall have made a capital contribution to Holdings and Intermediate in an aggregate amount of at least $750,000;

(c) The Agent and the Lenders shall have received evidence reasonably satisfactory to them that all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation, and that no Default or Event of Default exists, after giving effect to the initial Advance, hereunder, and the Agent and the Lenders shall have received a certificate of an Authorized Signatory so stating.

(d) The Agent shall have received evidence that all governmental consents to the Acquisition have been obtained, and other evidence reasonably satisfactory to the Agent that the Acquisition will be consummated on terms satisfactory to the Agent immediately following the initial Advance of the Loans hereunder as of the Agreement Date;

(e) The Agent shall have received evidence reasonably satisfactory to it that arrangements are in place with sources acceptable to the Agent for the outsourcing of transitional services for the Borrower, including, but not limited to, accounting, information management, purchasing and procurement and employee benefit, in each case for a period of not less than twelve (12) months;

(f) The Agent shall have received confirmation that the original Uniform Commercial Code financing statements signed by the Borrower, Intermediate or Holdings as debtor and naming the Agent as secured party have been duly filed (or are duly executed and ready for filing) in all appropriate jurisdictions, in such form as shall be satisfactory to the Agent;

(g) Based on the Borrowing Base Certificate dated as of November 24, 1999, after giving effect to the Advances hereunder on the Agreement Date and the issuance of any Letters of Credit hereunder on the Agreement Date, the Borrower shall have not less than $5,000,000 available to be borrowed hereunder;

(h) The Agent shall have received evidence satisfactory to it that as of November 24, 1999, EPL’s Adjusted EBITDA for the four fiscal quarter period then ended, adjusted to eliminate the expense associated with non-recurring management incentive payments of at least $1,300,000 and other non-recurring expenses, is equal to or greater than $23,700,000; and

(i) The Agent shall have received a duly executed copy of the Contingent Equity Contribution Agreement.

Section 3.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make each Advance, including the initial Advance, hereunder (but excluding Advances, the proceeds of which are to reimburse (i) the Swing Bank for Swing Loans or (ii) an Issuing Bank for amounts drawn under a Letter of Credit or Advances which convert existing Eurodollar Advances into Base Rate Advances or, which convert Base Rate Advances into Eurodollar Advances or which continue Eurodollar Advances into another Eurodollar Advance Period), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a) All of the representations and warranties of the Borrower under this Agreement, which, pursuant to Section 4.4 hereof, are made at and as of the time of such Advance, shall be true and correct at such time, both before and after giving effect to the application of the proceeds of the Advance, and the Agent shall have received a certificate (which may be a Request for Advance) to that effect signed by an Authorized Signatory of the Borrower and dated the date of such Advance;

(b) If the Authorized Signatory requesting such Advance has not previously provided same to the Agent, an incumbency certificate for such Authorized Signatory shall be submitted to the Agent with the request for such Advance;

(c) The most recent Borrowing Base Certificate which shall have been delivered to the Agent pursuant to Section 6.5(a) hereof shall demonstrate that, after giving effect to the making of such Advance, no Borrowing Base Deficiency shall exist;

(d) There shall not exist on the date of such Advance and after giving effect thereto, a Default or an Event of Default hereunder; and

(e) The Agent and the Lenders shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Agent or Lenders may reasonably request and all other conditions to the making of such Advance which are set forth in this Agreement shall have been fulfilled.

The Borrower hereby agrees that the delivery of any Request for Advance hereunder shall be deemed to be the certification of the Authorized Signatory thereof that there does not exist, on the date of the making of the Advance and after giving effect thereto, a Default or an Event of Default hereunder.

Section 3.3 Conditions Precedent to Each Letter of Credit. The obligation of the Issuing Banks to issue each Letter of Credit (including the initial Letter of Credit) hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

(a) All of the representations and warranties of the Borrower under this Agreement, which, pursuant to Section 4.4 hereof, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct at such time, both before and after giving effect to the issuance of the Letter of Credit, and the Agent shall have received a certificate (which may be a Request for Issuance of Letter of Credit) to that effect signed by an Authorized signatory of the Borrower and dated the date of the issuance of such Letter of Credit;

(b) If the Authorized Signatory requesting such Letter of Credit has not previously provided same to the Agent, an incumbency certificate for such Authorized Signatory shall be submitted to the Agent with the request for such Letter of Credit;

(c) The most recent Borrowing Base Certificate which shall have been delivered to the Agent pursuant to Section 6.5(a) hereof shall demonstrate that, after giving effect to the making of such Letter of Credit, no Borrowing Base Deficiency shall exist;

(d) There shall not exist on the date of issuance of such Letter of Credit, and after giving effect thereto, a Default or an Event of Default; and

(e) The Agent and the Issuing Bank shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as the Agent or Issuing Bank may reasonably request and all other conditions to the issuance of such Letter of Credit which are set forth in this Agreement shall have been fulfilled.

The Borrower hereby agrees that the delivery of any Request for Issuance of a Letter of Credit hereunder shall be deemed to be the certification of the Authorized Signatory thereof that there does not exist, on the date of issuance of the Letter of Credit and after giving effect thereto, a Default or an Event of Default hereunder.

Section 3.4 Conditions Subsequent. As a condition subsequent to the initial closing hereunder the Borrower shall perform or cause to be performed the following (failure by the Borrower to so perform or cause to be performed within fifteen (15) days after notice of such failure from the Agent constituting an Event of Default unless otherwise noted):

(a) On or before April 1, 2000, the Borrower shall have used commercially reasonable efforts (which shall be understood not to require the payment of additional money to any Landlord or the alteration of the terms of any lease) to deliver to the Agent, a Landlord Consent for at least twelve (12) of the Post-Closing Leased Properties such that Agent will have a Mortgage on 75% of the Leased Properties listed in Part I of Schedule 3.1(ix). On or before January 20, 2000, the Borrower shall give the Agent a written update of its effort to obtain such additional Landlord Consents.

(b) On or before June 1, 2000, the Borrower shall have delivered to the Agent Mortgages with respect to the Post-Closing Leased Properties for which a Landlord Consent has been obtained in accordance with Section 3.4(a);

(c) On or before June 1, 2000, the Borrower shall have delivered to the Agent a Borrower’s affidavit (in the form delivered pursuant to Section 3.1(a)(xi) hereof) with respect to each Post-Closing Leased Property for which a Mortgage is delivered under Section 3.4(b) and such other documents and certificates referred to in, or incident to, such Mortgages, as Agent shall reasonably require;

(d) On or before June 1, 2000, the Borrower shall have delivered to the Agent, title search reports with respect to each Post-Closing Leased Property for which a Mortgage is delivered under Section 3.4(b) issued by the Title Company (or other title company acceptable to Agent); and

(e) On or before March 31, 2000, the Borrower shall have delivered to the Agent the information pertaining to actual or potential environmental claims with respect to the Owned Properties or the Leased Properties as described on Schedule 3.4(e).

(f) On or before January 15, 2000, the Borrower shall have closed (or caused to be closed) any and all bank accounts maintained by EPL Intermediate, Inc. at The Chase Manhattan Bank.

(g) On or before April 1, 2000, the Agent shall have received all documents required pursuant to Section 7.7(d) with respect to the parcels of real estate described on Schedule 3.4(g) (which schedule indicates whether each such parcel is to be purchased or lease by the Borrower), as if such parcels were acquired after the Agreement Date; provided, however, that the Borrower shall only be required to use commercially reasonable efforts (which shall be understood not to require the payment of additional money to any Landlord or the alteration of the terms of any lease) to deliver to the Agent, a Landlord Consent for the leased property located at 17305 Crenshaw Blvd., Torrence, California (#5938).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.1 General Representations and Warranties. In order to induce the Agent, the Lenders and the Issuing Banks to enter into this Agreement and to extend the Loans and issue the Letters of Credit to the Borrower, the Borrower hereby represents, and warrants that:

(a) Organization; Power; Qualification. Each of the Borrower and the Borrower’s Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of their respective states of incorporation, has the corporate power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and, except where failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is duly qualified and is in good standing as a foreign corporation, and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

(b) Authorization; Enforceability. The Borrower and each of the Borrower’s Subsidiaries has the power and has taken all necessary corporate action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Loan Documents to which the Borrower is a party has been duly executed and delivered by the Borrower, and is, and each of the other Loan Documents to which the Borrower is a party is, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except that (i) enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditor’s rights generally and general equitable principles (regardless of whether enforcement is sought in equity or at law) and (ii) the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

(c) Partnerships; Joint Ventures; Subsidiaries. On the Agreement Date, neither the Borrower nor any of its Subsidiaries is a partner or joint venturer in any partnership or joint venture. Except as set forth on Schedule 4.1(c) attached hereto, on the Agreement Date, the Borrower has no Subsidiaries.

(d) Capital Stock and Related Matters. After consummation of the Acquisition and the Assumption, the authorized shares of Capital Stock of the Borrower will consist of 20,000 shares of common stock, $.01 par value per share, of which 100 shares will be issued and outstanding as of the Agreement Date and are fully paid and non-assessable. One hundred percent (100%) of the issued and outstanding Capital Stock of the Borrower is owned by Intermediate. On the Agreement Date and following consummation of the Acquisition and the Assumption, the Borrower has outstanding no stock or securities convertible into or exchangeable for any shares of its Capital Stock, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Capital Stock or any stock or securities convertible into or exchangeable for any Capital Stock. Except as set forth on Schedule 4.1(d), on the Agreement Date, the Borrower is not

subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or to register any shares of its Capital Stock, and there are no agreements restricting the transfer of any shares of the Borrower’s Capital Stock.

(e) Compliance with Laws, Other Loan Documents, and Contemplated Transactions. The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with the terms thereof and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any Applicable Law, (ii) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of the Borrower or any Subsidiary of the Borrower or under any indenture, agreement, or other instrument to which the Borrower or any Subsidiary of the Borrower is a party or by which the Borrower or any Subsidiary of the Borrower or any of their respective properties may be bound, or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower except Permitted Liens.

(f) Necessary Authorizations. Except for the routine requirement of obtaining annual re-certification of the right to sell franchises in various states, the Borrower and each Subsidiary of the Borrower have obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. None of said Necessary Authorizations is the subject of any pending or, to the Borrower’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. Neither the Borrower nor any Subsidiary of the Borrower is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Loan Document, and the borrowing hereunder.

(g) Title to Properties. Except as set forth on Schedule 4.1(g) and Schedule 7.1(g), the Borrower and each of the Borrower’s Subsidiaries has good, marketable, and legal title to, or a valid leasehold interest in, all of its material properties and assets, including, without limitation, the Owned Properties and the Leased Properties, and none of such properties or assets is subject to any Liens (other than Permitted Liens) which materially detract from the value of such properties or assets or materially interfere with the business or operations of the Borrower and the Borrower’s Subsidiaries as presently conducted or proposed to be conducted.

(h) Material Contracts; Labor Matters. Except as listed on Schedule 4.1(h) and Schedules 4.1(d), 4.1(l), 4.1(w)-1, 4.1(v), 4.1(x) 7.1(g) and 7.1(h) and for the Purchase Documents, the Franchise Agreements and the Loan Documents, as of the Agreement Date the Borrower is not a party to or bound by any lease, contract or commitment, oral or written, formal or informal, of the following types: (x) employment, consulting, severance or similar agreements; (y) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $100,000; and (z) other agreements, contracts and commitments which (1) are material to the business of the borrower, (2) involve payments or receipts of more than $100,000 in any single year and (unless terminable by the Borrower without penalty on not more than 90 days’ notice) have a remaining term in excess of one year, or (3) were entered into other than in the ordinary course of business. Except as disclosed on Schedule 4.1(h) or those which, individually or in the aggregate, would not have a Material Adverse Effect as of the Agreement Date: (a) neither Borrower nor any Subsidiary of the Borrower has, within the two-year period preceding the Agreement Date, taken any action which would have constituted or resulted in a “plant closing” or “mass layoff” within the meaning of the Federal Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable federal, state or local law, and the Borrower has no reasonable expectation that any such action is or will be required at any time prior to the Final Maturity

Date; and (b) neither the Borrower nor any Subsidiary of the Borrower is a party to any labor dispute (other than any immaterial disputes with the Borrower’s or such Subsidiary’s employees as individuals and not affecting the Borrower’s or such Subsidiary’s relations with any labor group or its workforce as a whole) and there are no pending or, to the Borrower’s knowledge, threatened strikes or walkouts relating to any labor contracts to which the Borrower or any Subsidiary of the Borrower is a party or is otherwise subject. On the Agreement Date, none of the employees of the Borrower or any of the Borrower’s Subsidiaries is a party to any collective bargaining agreement with the Borrower or any of the Borrower’s Subsidiaries.

(i) Taxes. Except as set forth on Schedule 4.1(i) attached hereto, all material federal, state, and other tax returns of the Borrower and each of the Borrower’s Subsidiaries required by law to be filed have been duly filed, and all federal, state, and other taxes, assessments, and other governmental charges or levies upon the Borrower and each of the Borrower’s Subsidiaries and any of their respective properties, income, profits, and assets, which are shown in such return or reports to be due and payable, have been paid, except any payment of any of the foregoing which are material and which the Borrower or any of the Borrower’s Subsidiaries, as applicable, are currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the Borrower’s Subsidiaries, as the case may be, or where extensions have been filed. The charges, accruals, and reserves on the books of the Borrower and each of the Borrower’s Subsidiaries in respect of taxes are, in the reasonable judgement of the Borrower, adequate. Except as set forth on Schedule 4.1(i), on the Agreement Date, neither the Borrower nor any of the Borrower’s Subsidiaries are being audited, or have knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority.

(j) Financial Statements. The Borrower has furnished, or caused to be furnished, to the Lender statements of income for the fiscal year ended December 30, 1998 and a balance sheet at such date which are presented fairly in accordance with GAAP the financial position of EPL on a consolidated basis as of December 30, 1998, and the results of operations for the periods then ended, subject to the normal year-end adjustments. Except as disclosed in such financial statements, neither EPL nor any of its Subsidiaries has any material liabilities (other than liabilities incurred in the ordinary course of business which includes the development and acquisition of restaurants), contingent or otherwise, and there are no material unrealized or anticipated losses of EPL or any of its Subsidiaries which are not reflected on Schedule 4.1(l).

(k) No Adverse Change. Since December 30, 1998, there has occurred no event which could reasonably be expected to have a Material Adverse Effect with respect to the Borrower.

(l) Investments and Guaranties. On the Agreement Date, the Borrower does not own the Capital Stock, partnership interests or other securities of or equity interests in, or have outstanding loans or advances to, or guaranties of the obligations of, any Person, except as reflected in the financial statements referred to in Section 4.1(j) above or disclosed on Schedules 4.1(c) or 4.1(l).

(m) Litigation. Except as described on Schedules 4.1(m) and 4.1(x) attached hereto, there is no material litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Borrower’s Subsidiaries or any of their respective properties which in Borrower’s reasonable judgment, could reasonably be expected to result in any judgment against or liability of the Borrower or such Subsidiary in excess of $250,000 beyond amounts insured, or the loss of any certification or license material, in Borrower’s reasonable judgment, to the operation of the Borrower’s business. None of such litigation disclosed on Schedules 4.1(m) and 4.1(x), individually or collectively, could reasonably be expected to have a Material Adverse Effect.

(n) ERISA. Except where non-compliance could not reasonably be expected to result in a material liability to the Borrower, the Borrower and each of its ERISA Affiliates have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any material liability to the PBGC or a Plan under Title IV of ERISA. Neither Borrower nor any of its ERISA Affiliates is or has been within the preceding year obligated to contribute to any Multiemployer Plan at a time when such entity’s withdrawal from such Multiemployer Plan would invoke a material withdrawal liability under Title IV of ERISA.

(o) Intellectual Property; Licenses; Certifications. Except as set forth on Schedule 4.1(o), on the Agreement Date, neither the Borrower nor any of its Subsidiaries owns any material patent, trademark, service mark or copyright registrations or applications. No other patent, trademark, service mark or copyright registrations or applications is necessary for the operation of the business of the Borrower or its Subsidiaries. The Borrower has all material licenses or certifications necessary for the operation of the Borrower’s business.

(p) Compliance with Law; Absence of Default . Each of the Borrower and the Borrower’s Subsidiaries is in material compliance with all Applicable Laws (including, without limitation, ERISA) and with all of the provisions of its certificate of incorporation and by-laws, and no event has occurred or has failed to occur which has not been remedied or waived, the occurrence or non-occurrence of which constitutes (i) a Default or (ii) a material default by the Borrower or any of the Borrower’s Subsidiaries under any indenture, agreement, or other instrument, or any judgment, decree, or order to which the Borrower or any of the Borrower’s Subsidiaries is a party or by which the Borrower or any of the Borrower’s Subsidiaries or any of their respective properties may be bound.

(q) Casualties; Taking of Properties, etc. As of the Agreement Date, neither the business nor the properties of the Borrower or any of the Borrower’s Subsidiaries has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy.

(r) Accuracy and Completeness of Information. All information, reports, and other papers and data relating to the Borrower or any of the Borrower’s Subsidiaries furnished to the Agent and the Lenders (other than prospects, estimates and forecasts) were, at the time the same were so furnished, (i) to the extent prepared by third parties, to the best of Borrower’s knowledge, and (ii) to the extent prepared by the Borrower, complete and correct in all material respects in light of all such information, reports and other papers and data taken as a whole at such time. No fact is currently known to the Borrower which has, or could reasonably be expected to have, a Material Adverse Effect. With respect to projections, estimates and forecasts given to the Lenders, such projections, estimates and forecasts are based on the Borrower’s good faith assessment of the future of the business at the time made. The Borrower had a reasonable basis for such assessment at the time made.

(s) Compliance with Regulations T, U and X. Neither the Borrower nor any of the Borrower’s Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as defined in Regulations T, U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X.

(t) Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Purchase Documents, the Acquisition and the transactions contemplated by the Loan Documents (i) the property of Borrower, at a fair valuation on a going concern basis, will exceed its debt; (ii) the capital of the Borrower will not be unreasonably small to conduct its business; and (iii) the Borrower will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section, “debt” means any liability on a claim, and “claim” means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, undisputed, secured or unsecured.

(u) Insurance. The Borrower and each of its Subsidiaries have insurance meeting the requirements of Section 5.5 hereof, and such insurance policies are in full force and effect.

(v) Broker’s or Finder’s Commissions. Except as set forth on Schedule 4.1(v), no broker’s or finder’s fee or commission will be payable with respect to the issuance of the Notes, and no other similar fees or commissions will be payable by the Borrower for any other services rendered to the Borrower ancillary to the transactions contemplated herein.

(w) Real Property. All real property leased by the Borrower on the Agreement Date, as lessee or sublessee, or any Subsidiary of the Borrower is set forth in Schedule 4.1(w)-1, which schedule lists (i) a store number for each leased property, (ii) whether the consent of the Landlord is required for an assignment of or mortgage with respect to such lease, and (iii) whether such lease or a memorandum of such lease is recorded in the real estate records of the appropriate county. True, correct and, in all material respects, complete copies of such leases have been delivered to the Agent. The leases of Borrower or such Subsidiary are valid, enforceable and in full force and effect, in all material respects. The Borrower or such Subsidiary is the sole holder of the lessee’s interests under such leases, and has the right to pledge and assign the same except as qualified in Schedule 3.1(ix) and in Schedule 4.1(w)-1. On the Agreement Date, neither Borrower nor such Subsidiary has made any pledge or assignment of any of it rights under such leases except as set forth in Schedule 4.1(w)-1 and, on the Agreement Date, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any party under such leases except as set forth on Schedule 4.1(w)-3. All real property owned by the Borrower or any Subsidiary of the Borrower is set forth in Schedule 4.1(w)-2. On the Agreement Date, the Borrower or any Subsidiary of the Borrower does not own, lease or use any real property other than as set forth on Schedule 4.1(w) -1 and Schedule 4.1(w)-2. The Borrower and each Subsidiary of the Borrower owns good and marketable fee simple title to all of its owned real property, and none of its respective owned real property is subject to any Liens which materially detract from the value of such properties or assets or materially interfere with the business or operations of the Borrower and the Borrower’s Subsidiaries as presently conducted or proposed to be conducted (other than Permitted Exceptions).

(x) Environmental Matters. Except as is described on Schedule 4.1(x) attached hereto:

(i) The Property does not contain, in, on or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in a material violation of Environmental Laws or in amounts that could give rise to any material liability under Environmental Laws.

(ii) The Borrower and each of the Borrower’s Subsidiaries is in substantial compliance with all applicable Environmental Laws, and there is no contamination or violation of any Environmental Law which could materially interfere with the continued operation of any of the Properties or impair the financial condition of the Borrower and the Borrower’s Subsidiaries on a consolidated basis.

(iii) Neither the Borrower nor any of the Borrower’s Subsidiaries has received from any Governmental Authority any complaint, or notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to the Properties, which could reasonably be expected to have or cause a Material Adverse Effect, nor is the Borrower aware that any such notice is pending.

(iv) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Property in violation of any Environmental Laws or in a manner that could give rise to any material liability under Environmental Laws nor have any Hazardous Materials been transported or disposed of from any of the Properties to any other location in violation of any Environmental Laws or in a manner that could give rise to material liability under Environmental Laws.

(v) Neither the Borrower nor any of its Subsidiaries is a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

(vi) There has been no release of Hazardous Materials into the environment at or from any of the Properties, or arising from or relating to the operations of the Borrower, in material violation of Environmental Laws or in amounts that could give rise to any material liability under Environmental Laws.

(y) Name of Borrower. The Borrower and its Subsidiaries have not changed their respective names within the preceding five (5) years from the Agreement Date, nor has the Borrower or any Subsidiary transacted business under any other name or trade name.

(z) Franchise Agreements. All Franchise Agreements in effect on the Agreement Date are listed on Schedule 4.1(z) (which schedule lists the franchisee parties to such Franchise Agreements and the location of each business operated in connection with such Franchise Agreements (each, a “Franchised Location”)). Each Franchise Agreement is in one of the forms of Franchise Agreement provided to the Agent pursuant to Section 3.1 hereof, with appropriate insertions but without substantial changes to such form except as noted on Schedule 4.1(z). Neither Borrower nor any of its Subsidiaries has any assets at any Franchised Location.

(aa) Investment Company Act. Neither the Borrower nor any of the Borrower’s Subsidiaries is an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940, as amended.

(bb) Year 2000 Compliance. The Borrower and its Subsidiaries have implemented a comprehensive program to address the “year 2000 problem” (that is, the risk that computer applications may not be able to properly perform date-sensitive functions after December 31, 1999) and expect to resolve on a timely basis any material “year 2000 problem”. The Borrower and its Subsidiaries have also made inquiry of each material supplier, vendor and customer of the Borrower and its Subsidiaries that is of material importance to the financial well-being of the Borrower with respect to the “year 2000 problem.” On the basis of the inquiry, the Borrower and its Subsidiaries believe that each supplier, vendor and customer of the Borrower and its Subsidiaries will resolve on a timely basis any material “year 2000 problem” that if not resolved would result in a Material Adverse Effect.

(cc) Holding Company Status. On and at all times prior to the Agreement Date, neither Holdings nor Intermediate has engaged in any business activity, or incurred any Indebtedness or other obligations of any type, other than the transactions contemplated by the Purchase Agreement and the other Purchase Documents, the transactions contemplated by this Agreement and ownership of the Capital Stock of the Borrower pledged pursuant to the Parent Pledge Agreement. Neither Holdings nor Intermediate owns or leases, directly or indirectly, any real, personal, intangible or tangible property of any nature, other than such Capital Stock of the Borrower and neither Holdings nor Intermediate conducts, transacts or otherwise engages in any business or operations other than those incidental to the ownership of such Capital Stock of the Borrower.

Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Advance or issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms hereof and to the extent subsequently inapplicable. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Lenders, the Issuing Banks, and the Agent, any investigation or inquiry by any Lender, or the Agent or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

ARTICLE 5

GENERAL COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Borrower shall have the right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled):

Section 5.1 Preservation of Existence and Similar Matters. The Borrower will, and will cause each of the Borrower’s Subsidiaries to (i) except as permitted by Section 7.7, preserve and maintain their respective existence, rights, franchises, licenses, and privileges in their respective jurisdiction of incorporation including, without limitation, all Necessary Authorizations, and (ii) qualify and remain qualified and authorized to do business, in each jurisdiction in which the character of their respective properties or the nature of their respective business requires such qualification or authorization unless the failure to be so authorized would not have a Material Adverse Effect.

Section 5.2 Compliance with Applicable Law. The Borrower will comply, and will cause each of the Borrower’s Subsidiaries to comply, in all material respects with the requirements of all Applicable Law.

Section 5.3 Maintenance of Properties. Except as permitted by Section 7.7(b), the Borrower will maintain and will cause each of the Borrower’s Subsidiaries to maintain or cause to be maintained in the ordinary course of business in good repair, working order, and condition, normal wear and tear and disposal of obsolete equipment excepted, all properties material to the conduct of their consolidated business (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments, and improvements thereto.

Section 5.4 Accounting Methods and Financial Records. The Borrower will maintain and will cause each of the Borrower’s Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP, and will keep and will cause each of the Borrower’s Subsidiaries to keep adequate records and books of account in which complete entries will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.

Section 5.5 Insurance. The Borrower will maintain and will cause each of the Borrower’s Subsidiaries to maintain insurance including, but not limited to, public liability, product liability, business interruption and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrower from responsible companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Agent. In addition to the foregoing, the Borrower further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, including goods evidenced by documents, covering casualty, hazard, public liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower, from responsible companies having and maintaining an A.M. Best rating of “A minus” or better and being in a size category of VI or larger or otherwise acceptable to the Agent to insure the Lenders’ interest in such Collateral. All such property insurance policies shall name the Agent as loss payee and all liability insurance policies shall name the Agent as additional insured. Borrower shall deliver the original certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Agent in the event of cancellation or modification of the policy for any reason whatsoever and a clause that the interest of the Agent shall not be impaired or invalidated by any act or neglect of the Borrower or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If the Borrower fails to provide and pay for such insurance, the Agent may, at the Borrower’s expense, procure the same, but shall not be required to do so. The Borrower agrees to deliver to the Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 5.6 Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of the Borrower’s Subsidiaries to pay and discharge, all material taxes, assessments, and governmental charges or levies imposed upon them or upon their respective incomes or profits or upon any properties belonging to them prior to the date on which penalties attach thereto, and all material lawful claims for labor, materials and supplies which have become due and payable and which by law have or may become a Lien upon any of their respective Property; except that, no such tax, assessment, charge, levy, or claim need be paid which is being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy, or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale, or similar proceedings shall have been commenced and remain unstayed for a period thirty (30) days after such commencement. The Borrower shall timely file and will cause each of the Borrower’s Subsidiaries timely to file all material information returns required by federal, state, or local tax authorities.

Section 5.7 Visits and Inspections. The Borrower will permit and will cause each of the Borrower’s Subsidiaries to permit representatives of the Agent, the Issuing Banks and, after a Default or Event of Default has occurred and is continuing, each Lender to, upon reasonable notice, or, upon the occurrence and during the continuation of a Default or Event of Default, without notice (a) visit and inspect the properties of the Borrower and each of the Borrower’s Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of its books and records, and (c) discuss with its respective principal officers and independent accountants its businesses, assets, liabilities, financial positions, results of operations, and business prospects relating to the Borrower.

Section 5.8 Conduct of Business. The Borrower shall continue, and shall cause each of its Subsidiaries to continue, to engage in business of acquiring, developing, owning, operating and franchising “El Pollo Loco” restaurants, it being understood that the introduction of new products into such restaurant shall be permitted.

Section 5.9 Lien Perfection. The Borrower shall, and shall cause each of its Subsidiaries to, execute all Uniform Commercial Code financing statements, and amendments and continuation statements thereto, provided for by Applicable Law together with any and all other mortgages, instruments, assignments or documents and shall take such other action as may be required to perfect or continue the perfection of the Agent’s (on behalf of the Lenders and the Issuing Banks) security interest in the Collateral, including without limitation any property acquired after the Agreement Date subject to the terms and conditions of Section 7.7(d) hereof. The Borrower hereby authorizes the Agent to execute and file any such financing statement on the Borrower’s or any such Subsidiaries’ behalf to the extent permitted by Applicable Law.

Section 5.10 Location of Collateral. All Collateral of the Borrower will at all times be kept by the Borrower at one or more of the business locations of the Borrower set forth in Schedule 5.10 or any new business location acquired by the Borrower to the extent permitted under Section 7.7(d) hereof.

Section 5.11 Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by the Borrower or any Subsidiary of the Borrower to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrower. If the Borrower fails to promptly pay any portion thereof when due, the Lenders may, at their option, but shall not be required to, make a Base Rate Advance for such purpose and pay the same directly to the appropriate Person. The Borrower agrees to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including reasonable attorneys’ fees, legal expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of its rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrower to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrower to the Lenders hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrower or any Subsidiary of the Borrower in or coming into the hands or inuring to the benefit of the Lenders. Neither the Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Borrower’s and its Subsidiaries’ sole risk.

Section 5.12 Administration of Accounts.

(a) The Agent retains the right after the occurrence of an Event of Default to notify the Account Debtors that the Accounts have been assigned to the Agent and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrower. The Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. The Borrower irrevocably makes, constitutes and appoints the Agent as the Borrower’s true and lawful attorney and agent-in-fact to, after the occurrence and during the continuation of an Event of Default, endorse the Borrower’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Agent’s possession or under the Agent’s control as a result of its taking any of the foregoing actions. The Agent shall endeavor to forward to the Borrower a copy of any notice it gives to any Account Debtor under this Section, provided that the Agent shall have no liability for the failure to do so, nor will such failure have any effect on any action taken pursuant hereto. Additionally, after the occurrence and during the continuation of an Event of Default, the Agent shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrower. The Borrower shall keep accurate and complete records of the Accounts and all payments and collections thereon.

(b) If an Account includes a charge for any tax payable to any governmental taxing authority, the Lenders are authorized, in their sole discretion, to pay the amount thereof to the proper taxing authority for the account of the Borrower and to make a Base Rate Advance to the Borrower to pay therefor. The Borrower shall notify the Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by the Borrower by reason of the sale and delivery creating the Account.

(c) Following the occurrence and during the continuation of an Event of Default, any of the Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Borrower, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise. The Agent shall notify the Borrower that it has taken action to verify any Account. The Borrower shall cooperate fully with the Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.

Section 5.13 The Blocked Account.

(a) The Borrower shall cause all cash, cash equivalents, checks, notes, drafts or similar items of payment received by it, including but not limited to payments from Account Debtors or any proceeds of the Collateral, to be deposited directly into or to be wired, on each Business Day, via electronic funds transfer, into accounts maintained with SunTrust Bank, Atlanta, any Affiliate thereof or any other bank selected by the Borrower and approved by the Agent (each, a “Blocked Account”), which has entered into a Blocked Account Agreement with the Agent. All amounts which shall be deposited into a Blocked Account shall be under the dominion and control of the Borrower unless and until the occurrence of an Event of Default whereupon, during the continuation of such Event of Default, amounts deposited in such Blocked Account shall immediately be under the sole dominion and exclusive control of the Agent, on behalf of the Issuing Banks and the Lenders, pursuant to the terms of the Blocked Account Agreement, and as provided in the applicable Blocked Account Agreement, the Borrower shall have no right to withdraw such amounts thereafter without the consent of the Agent.

(b) The Borrower shall not open any deposit account unless the depository bank for such account shall have entered into an agreement providing for the daily transfer of the funds in such account to one of the Blocked Accounts. All bank accounts of the Borrower on the Agreement Date are listed on Schedule 5.13 and such Schedule designates which such accounts are deposit accounts.

Section 5.14 Further Assurances. The Borrower will promptly cure, or cause to be cured, defects in the creation and issuance of any of the Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by the Borrower or any of the Borrower’s Subsidiaries or any employee or officer thereof. The Borrower at its expense will promptly execute and deliver to the Agent and the Lenders, or cause to be executed and delivered to the Agent and the Lenders, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested.

Section 5.15 Broker’s Claims. The Borrower hereby indemnifies and agrees to hold the Agent and each of the Lenders harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by the Agent and each of the Lenders in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein.

Section 5.16 Indemnity. The Borrower will indemnify and hold harmless the Agent, the Issuing Banks and each of the Lenders and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, investigations, losses, damages, actions, and demands by any party against the Agent, the Issuing Banks, the Lenders, or any of them resulting from any breach or alleged breach by the Borrower of any representation or warranty made hereunder, or otherwise arising out of the Commitment or the making, administration or enforcement of the Loan Documents and the Loans; unless, with respect to any of the above, the Agent, the Lenders, or any of them are finally judicially determined to have acted or failed to act with gross negligence or wilful misconduct. This Section 5.17 shall survive termination of this Agreement.

Section 5.17 Environmental Matters. The conduct of each of the Borrower’s and its Subsidiary’s business operations will not materially violate any Environmental Laws, and the Borrower will not use and will take reasonable efforts to not permit any other party to use any Hazardous Materials at any of its places of business except such materials as are incidental to the Borrower’s or such Subsidiary’s normal course of business, maintenance and repairs, and then only in material compliance with all applicable Environmental Laws. The Borrower shall apply for and/or timely renew all permits required for the business operations at its places of business. The Borrower shall promptly notify the Agent in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Environmental Law; and (ii) all claims made or threatened by any third party against the Borrower or any Subsidiary of the Borrower relating to damages, contribution, cost recover compensation, loss or injury resulting from any Hazardous Materials which, in either case, could reasonably be expected to result in liability under Environmental Laws in excess of $250,000. The Borrower shall promptly notify the Agent of any remedial action taken by the Borrower or any Subsidiary of the Borrower pursuant to Environmental Laws with respect to the Borrower’s or such Subsidiary’s business operations.

Section 5.18 Interest Rate Hedging. On or before January 31, 2000, the Borrower shall have entered into an Interest Hedge Agreement which results in the fixing of a limit on the Borrower’s interest obligations on an aggregate principal amount of not less $40,000,000 of the principal amount of the Loans which Interest Hedge Agreement shall provide interest rate protection on terms acceptable to the Agent for a period of at least three (3) years from the date of such Interest Hedge Agreement.

Section 5.19 Formation of Subsidiaries. At the time of the formation of any direct or indirect Subsidiary of the Borrower or the acquisition of any Subsidiary of the Borrower after the Agreement Date which is permitted under this Agreement, the Borrower and its Subsidiaries, as appropriate, shall (a) with respect to new wholly-owned domestic Subsidiary of the Borrower, provide to the Agent a Subsidiary Guaranty, Subsidiary Security Agreement, and such other security documents, together with appropriate UCC-1 financing statements, all in form and substance reasonably satisfactory to the Agent, (b) with respect to each new Subsidiary of the Borrower, a Pledge Agreement or, as appropriate, other pledge agreement and appropriate stock powers or UCC-1 financing statements, pledging the Borrower’s and any Subsidiary of the Borrower’s direct or beneficial ownership interest in such Subsidiary, in form and substance reasonably satisfactory to the Agent (and with respect to foreign Subsidiaries limited to 65% of the capital stock or other ownership interest in any first-tier foreign Subsidiary), and (c) with respect to each new Subsidiary of the Borrower, provide all other documentation, including one or more opinions of counsel satisfactory to the Agent which in its reasonable opinion is appropriate with respect to such formation and the execution and delivery of the applicable documentation referred to above. Any such document, agreement or instrument executed or issued pursuant to this Section 5.19 shall be a “Loan Document” for purposes of this Agreement.

Section 5.20 Franchise Agreements. The Borrower shall (i) perform in all material respects all duties and obligations set forth in the Franchise Agreements, and (ii) maintain each Franchise Agreement in full force and effect in accordance with the terms of such Franchise Agreement.

ARTICLE 6

INFORMATION COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Borrower has a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled), the Borrower will furnish or cause to be furnished to each Lender and to the Agent at their respective offices:

Section 6.1 Monthly Financial Statements and Information. Within thirty (30) days after the last day of each fiscal month in each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such fiscal month, and the related statement of income and retained earnings and related statement of cash flows for such fiscal month and for the elapsed portion of the year ended with the last day of such fiscal month, which financial statements shall, commencing with fiscal year 2001, set forth in comparative form such figures as at the end of such month during the previous fiscal year and for such month during the previous fiscal year, all of which shall be on a consolidated and, if applicable, consolidating basis with the Borrower’s material Subsidiaries and shall be certified by an Authorized Signatory of the Borrower to, in his or her opinion, present fairly in all material respects in accordance with GAAP the financial position of the Borrower, as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end adjustments and the absence of footnotes and except that the allocation of purchase price for the Acquisition in accordance with APB Opinion No. 16 shall not be required prior to September 30, 2000.

Section 6.2 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each fiscal quarter in each fiscal year of the Borrower, the balance sheet of the Borrower as at the end of such fiscal quarter, and the related statement of income and retained earnings and related statement of cash flows for such fiscal quarter and for the elapsed portion of the year ended with the last day of such fiscal quarter, which financial statements shall, commencing with fiscal year 2001, set forth in comparative form such figures as at the end of such fiscal quarter during the previous fiscal year and for such fiscal quarter during the previous fiscal year, all of which shall be on a consolidated and, if applicable, consolidating basis with the Borrower’s material Subsidiaries and shall be certified by an Authorized Signatory to, in his or her opinion, present fairly in all material respects in accordance with GAAP the financial position of the Borrower, as at the end of such period and the results of operations for such period, and for the elapsed portion of the fiscal year ended with the last day of such period, subject only to normal year-end adjustments and except that the allocation of purchase price for the Acquisition in accordance with APB Opinion No. 16 shall not be required prior to September 30, 2000.

Section 6.3 Annual Financial Statements and Information; Certificate of No Default. Within one hundred and fifty (150) days after the end of fiscal year 1999 and one hundred twenty (120) days after the end of each fiscal year of the Borrower, commencing with fiscal year 2000, the balance sheet of the Borrower as at the end of such year, all of which shall be on an audited consolidated basis and an unaudited consolidating basis with the Borrower’s material Subsidiaries, and the related audited consolidated and unaudited consolidating statements of income and retained earnings and related audited consolidated and, if applicable, unaudited consolidating statements of cash flows for such year, which financial statements shall, commencing with fiscal year 2001, set forth in comparative form such figures as at the end of and for the previous year, and which audited financial statements shall be accompanied by the unqualified report of independent certified public accountants of recognized standing satisfactory to the Agent stating that such financial statements are fairly presented in all material respects in accordance with GAAP, without any explanatory paragraphs that would have an impact on the calculation of compliance with the financial covenants set forth in this Agreement.

Section 6.4 Performance Certificates. At the time the financial statements are furnished pursuant to Section 6.2 hereof with respect to each fiscal quarter end and Section 6.3, a certificate of the chief financial officer of the Borrower, in the form of Exhibit T attached hereto:

(a) Setting forth as at the end of such quarter or year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with the requirements of Sections 7.8, 7.9, 7.10 and 7.11 hereof; and

(b) Stating that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default or Event of Default.

Section 6.5 Additional Reports.

(a) Monthly, within thirty (30) days after the end of each month, the Borrower shall deliver to the Agent and to any Lender requesting the same, (i) a Borrowing Base Certificate as of the last day of such preceding month (in the form delivered as of the Agreement Date), and (ii) a report of defaults under the Borrower’s real estate leases, together with a listing of all rent payments more than fifteen (15) days past due, as of the last day of such month.

(b) Promptly upon receipt thereof, the Borrower shall deliver to the Agent and the Lenders copies of all final reports, if any, submitted to the Borrower by its independent public accountants in connection with any annual or interim audit of the Borrower or any of the Borrower’s Subsidiaries, including, without limitation, any final management report prepared in connection with the annual audit referred to in Section 6.3 hereof;

(c) Within thirty (30) days after the end of the Borrower’s fiscal year, the Borrower shall deliver to the Agent and the Lenders the annual budget for the Borrower and its Subsidiaries, including forecasts of the income statement, the balance sheet and a cash flow statement for the immediately succeeding year on a month by month basis;

(d) To the extent not covered elsewhere in this Article 6, promptly after the sending thereof, the Borrower shall deliver to the Agent and the Lenders copies of all financial statements, reports and other information which the Borrower or any of the Borrower’s Subsidiaries sends to all holders of its securities (in such capacity) or which the Borrower or any of the Borrower’s Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(e) From time to time and promptly upon each request the Borrower shall deliver to the Agent on behalf of the Lenders such non-confidential data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of the Borrower or any of the Borrower’s Subsidiaries as the Agent may reasonably request.

Section 6.6 Notice of Litigation and Other Matters.

(a) Within thirty (30) Business Days of the Borrower’s obtaining knowledge of the institution of, or written threat of, any action, suit, governmental investigation or arbitration proceeding against the Borrower or any of the Borrower’s Subsidiaries or any Property, which action, suit, governmental investigation or arbitration proceeding, in the Borrower’s reasonable judgment, could reasonably result in liability to the Borrower or any of the Borrower’s Subsidiaries in an aggregate amount in excess of $400,000, the Borrower shall notify the Agent, and the Lenders of the occurrence thereof, and the Borrower shall provide such additional information with respect to such matters as the Agent or the Lenders may reasonably request; provided, however, that if the claim is covered by insurance and the insurer has acknowledged coverage and assumed the defense of such suit, such liability must be, in Borrower’s reasonable judgment, at least $400,000 in excess of the insurance coverage.

(b) Promptly upon the occurrence of any default on any Indebtedness of any Person owed to the Borrower, which singly or in the aggregate exceeds $400,000, the Borrower shall notify the Agent and the Lenders of the occurrence thereof;

(c) Promptly upon the Borrower’s receipt of notice or the pendency of any proceeding for the condemnation or other taking of any real property of the Borrower or any of the Borrower’s Subsidiaries having a book value equal to or greater than $400,000, the Borrower shall notify the Agent and the Lenders of the occurrence thereof;

(d) Promptly upon the Borrower’s receipt of notice of any material adverse change with respect to the business, assets, liabilities, financial position, or results of operations of the Borrower or any of the Borrower’s Subsidiaries, other than changes in the ordinary course of business which have not had and are not likely to have a Material Adverse Effect, the Borrower shall notify the Agent and the Lenders of the occurrence thereof;

(e) Promptly following any material amendment or change to the budget submitted to the Agent and the Lenders pursuant to Section 6.6(c) hereof, the Borrower shall notify the Agent and the Lenders of the occurrence thereof;

(f) Promptly following any (i) Default under any Loan Document, or (ii) default under any other agreement to which the Borrower or any of the Borrower’s Subsidiaries is a party or by which any of their respective properties is bound which could reasonably be expected to have a Material Adverse Effect, then the Borrower shall notify the Agent and the Lenders of the occurrence thereof giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

(g) If and when the Borrower or any of its ERISA Affiliates (i) gives or is required to give notice to the PBGC of any “Reportable Event” with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or the Borrower knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice of a material assessment of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of

ERISA of an intent to terminate or appoint a trustee to administer any Plan, the Borrower shall deliver to the Agent and the Lenders a copy of such notice;

(h) Borrower shall deliver to the Agent and the Lenders, together with its quarterly financial statements delivered pursuant to Section 6.2 hereof, a list of Franchise Agreements which have terminated during the previous quarter and a list of new Franchise Agreements entered into during such quarter; and

(i) Promptly upon (i) the entering into of any collective bargaining agreement by its employees, (ii) receipt of notification with respect to or commencement of any audit by the Internal Revenue Service or any other taxing authority (other than those conducting routine sales tax audits), (iii) the application for registration of any patent, trademark, service marks or copyrights, or (iv) the destruction of any material portion of its business or property by fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of material property or cancellation of material contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces, or acts of God or of any public enemy, Borrower shall notify the Agent and the Lenders of the occurrence thereof.

ARTICLE 7

NEGATIVE COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Borrower has a right to borrow, or have Letters of Credit issued, hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Majority Lenders shall otherwise give their prior consent in writing:

Section 7.1 Indebtedness. The Borrower will not create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, and will not permit any of the Borrower’s Subsidiaries to create, assume, incur, or otherwise become obligated in respect of, or permit to be outstanding, any Indebtedness except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) Trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money;

(c) Indebtedness secured by Permitted Liens described in clauses (f) and (g) of the definition of Permitted Liens and Indebtedness arising under real property mortgages entered into after the Agreement Date in an aggregate amount (exclusive of Indebtedness described in Section 7.1(k) hereof) not to exceed the following amounts outstanding during the periods shown below:

Any Time During Fiscal Year	Amount
2000	$4,000,000
2001	$8,000,000
2002	$11,000,000
2003	$14,000,000
2004	$17,000,000

(d) Unsecured Indebtedness not otherwise permitted by this Section 7.1 not to exceed the aggregate principal amount of $200,000 at any time;

(e) Guaranties permitted by Section 7.2;

(f) Obligations under Interest Hedge Agreements with respect to notional amounts not to exceed the outstanding principal amount of the Loans;

(g) Indebtedness arising under the real property mortgages and Capitalized Lease Obligations existing on the Agreement Date and listed on Schedule 7.1(g);

(h) Other Indebtedness existing as of the Agreement Date as set forth on Schedule 7.1(h);

(i) Indebtedness incurred in order to refinance the Refinanced Agreement Date Properties not to exceed $2,000,000 in the aggregate during the term of this Agreement;

(j) Indebtedness incurred in order to refinance the Refinanced Post Agreement Date Properties which does not result in an earlier final maturity date or decreased weighted average life thereof;

(k) Indebtedness in amount not to exceed $4,200,000 to be assumed by the Borrower in connection with the LA Chicken Acquisition;

(l) Extensions, renewals, replacements and substitutions of Indebtedness permitted under paragraphs (c), (g), (i) and (j) that do not in the aggregate (i) increase the outstanding principal amount thereof or (ii) result in an earlier maturity date or decreased weighted average life thereof; and

(m) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary.

Section 7.2 Guaranties. The Borrower will not at any time guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty and will not permit any of the Borrower’s Subsidiaries at any time to guarantee or enter into or assume any Guaranty, or be obligated with respect to, or permit to be outstanding, any Guaranty, in each case other than (a) obligations under repurchase agreements of the Borrower entered into in connection with the sale of products in the ordinary course of business of the Borrower, (b) obligations under agreements of the Borrower entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of the Borrower, (c) endorsements of instruments in the ordinary course of business, (d) Guaranties existing on the Agreement Date and listed on Schedule 4.1(l), and (e) Guaranties by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that the Indebtedness so guaranteed is permitted by Section 7.1.

Section 7.3 Liens. The Borrower will not create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, and will not permit any of the Borrower’s Subsidiaries to create, assume, incur, or permit to exist or to be created, assumed, or permitted to exist, directly or indirectly, any Lien on any of its property, real or personal, now owned or hereafter acquired, (except for Permitted Liens) which materially detracts from the value of such property or materially interferes with the business or operations of the Borrower and the Borrower’s Subsidiaries as presently conducted or proposed to be conducted and liens arising under the real property mortgages listed on Schedule 7.1(g).

Section 7.4 Restricted Payments and Purchases. The Borrower shall not directly or indirectly declare or make, and shall not permit any of the Borrower’s Subsidiaries to directly or indirectly make, any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, without the prior written consent of the Majority Lenders; provided, however, (a) the Borrower’s Subsidiaries may make Restricted Payments to the Borrower, (b) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make payments due under the Management Consulting Agreement, (c) within thirty (30) days after the Agent receives the financial statements as of the end of a fiscal quarter delivered pursuant to Section 6.2 hereof demonstrating that Borrower would have been in compliance with Sections 7.8, 7.9 and 7.10 hereof if such proposed purchase had been made on the last day of such fiscal quarter and so long as no Default or Event of Default then exists, the Borrower may purchase (or make dividends to Intermediate and/or Holdings to allow Intermediate and/or Holdings to purchase) the Capital Stock of Holdings and/or Intermediate from management for an aggregate purchase price not to exceed $300,000 in the aggregate, and (d) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may pay dividends to Intermediate and/or Holdings in an aggregate annual amount of up to $200,000 to permit Intermediate and/or Holdings to pay corporate overhead and expenses incurred in the ordinary course and any capital and franchise taxes and taxes for the right to do business that become due and payable by Intermediate and/or Holdings.

Section 7.5 Investments. The Borrower will not make and will not permit any of its Subsidiaries to make any loan or advance to, or otherwise acquire for consideration evidences of Indebtedness, Capital Stock, partnership interests or other securities of or equity interests in any third party, except that (a) the Borrower may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own, (i) marketable, direct obligations of the United States of America and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (ii) commercial paper issued by corporations, each of which shall (A) have a consolidated net worth of at least $250,000,000, and (B) conduct substantially all of its business in the United States of America, which commercial paper will mature within three hundred sixty(360) days from the date of the original issue thereof and is rated “P-1” or better by Moody’s Investors Service, Inc., or “A-1+” or better by Standard & Poor’s Corporation, (iii) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a United States national or state bank having deposits totaling more than $250,000,000, and whose short-term debt is rated “P-1” or better by Moody’s Investors Service, Inc. or “A-1+” or better by Standard & Poor’s Corporation, and (iv) up to $100,000 per institution and up to $1,000,000 in the aggregate in (A) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal Deposit Insurance Corporation, or (B) commercial bank-insured money market funds, or any combination of investments described in clauses (A) and (B); (b) the Borrower may hold the Investments in existence on the Agreement Date and described on Schedule 4.1(l); (c) the Borrower may make loans to its employees in an aggregate amount not to exceed $100,000 at any time; (d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that such loans and advances shall be evidenced by a promissory note pledged pursuant to the Security Agreement; (e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business; (f) receivables owing to the Borrower or a Subsidiary if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables and extensions of payment in the ordinary course of business consistent with past practices) of the Borrower or such Subsidiary; (g) the Borrower may purchase or otherwise acquire the capital stock of an entity whose assets it is otherwise permitted to purchase pursuant to Section 7.7(d), provided that the Agent shall receive a pledge of such capital stock and such UCC-1 financing statements, pledge agreements, stock certificates and legal opinions as reasonably required by the Agent or as necessary or desirable to grant to the Agent a first priority lien on such capital stock; and (h) other investments, loans and advances in an aggregate amount not to exceed $500,000.

Section 7.6 Affiliate Transactions. The Borrower shall not, and shall not permit its Subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate except (a) the Borrower may be a party to the Management Consulting Agreement and the Borrower may make payments due under the Management Consulting Agreement to the extent permitted by Section 7.4, and (b) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiaries’ business and upon fair and reasonable terms that are no less favorable to the Borrower or to any such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of Borrower.

Section 7.7 Liquidation; Change in Ownership, Name, or Year; Disposition or Acquisition of Assets. The Borrower shall not, and shall not permit any of the Borrower’s Subsidiaries to, at any time:

(a) Liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up its business;

(b) Sell, lease (as landlord, lessor or sublessor) (other than in the ordinary course of business), abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business except for (i) the sale of Inventory in the ordinary course of business at the fair market value thereof, (ii) physical assets used, consumed or otherwise disposed of in the ordinary course of business, (iii) sales, transfers or other dispositions to the Borrower or any Subsidiary of the Borrower, (iv) sales of overdue accounts receivable in connection with the collection thereof in the ordinary course of business but not in connection with a receivables securitization transaction and (v) sale-leaseback transactions, and except that the Borrower may sell, lease or otherwise dispose of (1) Turnkey Properties which are Agreement Date Properties having an aggregate sale value not to exceed $2,500,000 during the term of this Agreement, (2) Turnkey Properties which are Post Agreement Date Properties having an aggregate sale value not to exceed $5,000,000 during any fiscal year, (3) other property in connection with the closure of restaurants in an amount not to exceed $1,000,000 during any fiscal year, and (4) other assets with an aggregate sale value not greater than $250,000 sold during any fiscal year so long as, in each case, the Net Cash Proceeds from such sales are applied to the Loans as required by Section 2.6(d) or re-invested as permitted by Section 2.6(d) and any non-cash proceeds shall be pledged to the Agent pursuant to the Security Agreement or other document or agreement in form and substance reasonably satisfactory to the Agent;

(c) Become a partner or joint venturer with any third party, except to the extent investments in such partnership or joint venture are permitted by Section 7.5;

(d) Acquire (i) all or any substantial part of the assets, property or business of, or (ii) any assets that constitute a division or operating unit of the business of, any other Person; provided, however, that (x) the Borrower and its Subsidiaries shall be permitted to make any such acquisition so long as no Default or

Event of Default exists or would be caused thereby and so long as the aggregate purchase price for all such acquisitions does not exceed $1,000,000 in the aggregate and (y) the Borrower shall be permitted to acquire restaurants from its franchisees and interest in real estate on which a restaurant is located or on which the Borrower intends to build a restaurant, in each such case, provided that the Agent and the Lenders shall have received all Mortgages, Landlord Consents, security agreements, UCC-1 financing statements, UCC-3 termination statements, payoff letters, mortgage release documents, title search reports, title insurance commitments, legal opinions, environmental Phase I reports (on properties in which the Borrower or a Subsidiary of the Borrower acquires a fee interest after the Agreement Date), a report of an environmental consulting firm (on properties in which the Borrower or a Subsidiary of the Borrower acquires a leasehold interest after the Agreement Date) reporting its review of regulatory environmental site data bases and such other documents, agreements, instruments and certificates as reasonably required by Agent or as necessary or desirable to grant to the Agent a duly perfected, first priority Lien on such acquired assets subject only to Permitted Liens; provided, however, in the event that the Borrower assumes any lease of real property in connection with an acquisition hereunder, and such lease requires the consent of the Landlord to any assignment or mortgage, the Borrower shall only be required to provide a mortgage if, after using commercially reasonable efforts (which shall be understood not to require the payment of additional money to any Landlord or the alteration of the terms of any lease), it obtains a Landlord Consent with respect to such lease. In particular, the Borrower shall be permitted to acquire the assets of L.A. Chicken, Inc. (the “LA Chicken Acquisition”) on or prior to January 31, 2000 for an aggregate purchase price not to exceed $4,300,000 (not less than $4,000,000 of which shall be in assumed debt and Capitalized Lease Obligations), so long as no Default or Event of Default exists on the date such acquisition is consummated or would be caused thereby.

(e) Merge or consolidate with any other Person other than with a Subsidiary of the Borrower if the Borrower is the surviving corporation;

(f) Change its corporate name without giving the Agent thirty (30) days prior written notice of its intention to do so and complying with all reasonable requirements of the Lenders in regard thereto; or

(g) Change its year-end for accounting purposes from the fiscal year ending the last Wednesday of December.

Section 7.8 Leverage Ratios

(a) Funded Debt/Adjusted EBITDA Ratio. The Borrower shall not permit as of the last day of the fiscal quarter ended March 29, 2000, and each fiscal quarter end thereafter, the Funded Debt/Adjusted EBITDA Ratio to be greater than the amount hereinbelow specified for such period:

Fiscal Quarter	Ratio
First, Second and Third Fiscal Quarter 2000	4.35 to 1.00
Fourth Fiscal Quarter 2000, First, Second and Third Fiscal Quarter 2001	4.05 to 1.00
Fourth Fiscal Quarter 2001, First, Second and Third Fiscal Quarter 2002	3.85 to 1.00
Fourth Fiscal Quarter 2002, First, Second and Third Fiscal Quarter 2003	3.60 to 1.00
Fourth Fiscal Quarter 2003, First, Second and Third Fiscal Quarter 2004	3.25 to 1.00
Fourth Fiscal Quarter 2004 and any fiscal quarter ending thereafter	2.75 to 1.00

(b) Bank Debt/Adjusted EBITDA Ratio. The Borrower shall not permit as of the last day of the fiscal quarter ended March 29, 2000, and each fiscal quarter end thereafter, the Bank Debt/ Adjusted EBITDA Ratio to be greater than the amount hereinbelow specified for such period:

Fiscal Quarter	Ratio
First, Second and Third Fiscal Quarter 2000	3.75 to 1.00
Fourth Fiscal Quarter 2000, First, Second and Third Fiscal Quarter 2001	3.30 to 1.00
Fourth Fiscal Quarter 2001, First, Second and Third Fiscal Quarter 2002	3.00 to 1.00
Fourth Fiscal Quarter 2002, First, Second and Third Fiscal Quarter 2003	2.60 to 1.00
Fourth Fiscal Quarter 2003, First, Second and Third Fiscal Quarter 2004	2.25 to 1.00
Fourth Fiscal Quarter 2004 and any fiscal quarter ending thereafter	2.00 to 1.00

Section 7.9 Debt Service Coverage Ratio. The Borrower shall not permit as of the last day of the fiscal quarter ended March 29, 2000, and for each fiscal quarter thereafter, the Debt Service Coverage Ratio for the immediately preceding four (4) fiscal quarter period to be less than the amount herein below specified for such period:

Fiscal Quarter	Ratio
First and Second Fiscal Quarter 2000	1.20 to 1.00
Third Fiscal Quarter 2000 and any fiscal quarter ending thereafter	1.25 to 1.00

Section 7.10 Fixed Charge Coverage Ratio. The Borrower shall not permit, as of the last day of the fiscal quarter ended March 30, 2000, and for each fiscal quarter end thereafter, the Fixed Charge Coverage Ratio for the immediately preceding four (4) fiscal quarter period to be less than 1.20 to 1.00.

Section 7.11 Capital Expenditures. The Borrower shall not make or incur in the aggregate any Capital Expenditures, which in any event shall include the purchase price (except for that portion of the purchase price which is funded by or associated with Capital Lease Obligations) for assets acquired in accordance with Section 7.7(d) hereof, exceed (a) during fiscal year 2000, $13,500,000 and (b) during each fiscal year thereafter, $12,000,000; provided, however, that if Capital Expenditures in any fiscal year are less than the aggregate amount permitted in such year, the excess permitted amount for such fiscal year may be carried forward to the next succeeding fiscal year.

Section 7.12 Amendment and Waiver. The Borrower shall not, without the prior written consent of the Majority Lenders, enter into any amendment of, or agree to or accept any waiver which would adversely affect the rights of the Borrower, the Agent, the Lenders and the Issuing Banks, of (a) its certificate of incorporation and by-laws, (b) the Management Consulting Agreement, or (c) the Purchase Agreement or the other Purchase Documents.

Section 7.13 Prepayments. The Borrower shall not prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt, except the Borrower may make payments with respect to the Obligations.

Section 7.14 Negative Pledge. The Borrower shall not, directly or indirectly, and shall not permit any of its Subsidiaries to, enter into any agreement (other than the Loan Documents, operating lease agreements, license agreements and agreements which create or relate to Permitted Liens of the type permitted under subsection (f), (g) or (h) of the definition of Permitted Liens) with any Person that prohibits or restricts or limits the ability of the Borrower or such Subsidiary to create, incur, pledge, or suffer to exist any Lien upon any of its respective assets, or restricts the ability of such Subsidiary to pay Dividends to the Borrower.

ARTICLE 8

DEFAULT

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

(a) Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to Section 4.4 hereof;

(b) Any payment of (i) any principal or any reimbursement obligations with respect to any Letter of Credit payable hereunder shall not be paid as of the date such payment is due, or (ii) any payment of interest under any Note, or any fees payable hereunder or under the other Loan Documents shall not be received by the Agent within three (3) Business Days of the date such payment is due;

(c) The Borrower shall default in the performance or observance of any agreement or covenant contained in Section 5.1, 5.5, 5.7 or 5.19 or in Article 6 or Article 7 hereof or in any Security Document; provided, however, that in the case of Sections 7.8, 7.9 and 7.10 with respect to the fiscal quarter ended December 27, 2000, and the three succeeding fiscal quarters, such Default shall be deemed cured if the

Additional Equity Contribution is made within thirty (30) days of the date on which the financial statements for the period ending December 27, 2000 are scheduled to be provided to the Lenders under Section 6.3 hereof, and after giving effect to the repayment of the Loans with such funds as provided in Section 2.6(d)(iv) hereof, the related reduction in Funded Debt and Bank Debt and a pro forma reduction in interest expense and scheduled principal payments for the period for which such covenant(s) is being calculated, the Borrower would be in compliance with the covenants in Sections 7.8, 7.9 and 7.10.

(d) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default, if curable, shall not be cured to the Majority Lenders’ satisfaction within a period of thirty (30) days from the earlier of (i) the Borrower obtaining knowledge thereof, or (ii) written notice thereof having been given to the Borrower;

(e) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the other Loan Documents (other than this Agreement or the Security Documents or as otherwise provided in this Section 8.1) which shall not be cured to the Majority Lenders’ satisfaction within the applicable cure period, if any, provided for in such Loan Document, or, if there is no applicable cure period set forth in such Loan Document, within a period of fifteen (15) days from the earlier of (i) the Borrower obtaining knowledge thereof, or (ii) written notice thereof having been given to the Borrower;

(f) There shall occur any Change of Control;

(g) There shall be entered a decree or order for relief in respect of the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, or an involuntary petition shall be filed against the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of forty-five (45) consecutive days;

(h) Any of the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, shall file a petition, answer, or consent seeking relief under the Bankruptcy Code, or any other applicable federal or state bankruptcy law or other similar law, or the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, or of any substantial part of their respective properties, or the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, shall fail generally to pay their respective debts as they become due, or the Borrower, any of the Borrower’s Subsidiaries, Holdings or Intermediate, shall take any action in furtherance of any such action;

(i) A final judgment shall be entered by any court against any of the Borrower or any of the Borrower’s Subsidiaries for the payment of money in an amount which exceeds $250,000 (after giving effect to insurance as to which the insurance company has acknowledged coverage), or a warrant of attachment or execution or similar process shall be issued or levied against property of any of the Borrower or any of the Borrower’s Subsidiaries pursuant to a final judgment which, together with all other such property of the Borrower and the Borrower’s Subsidiaries subject to other such process, exceeds in value $250,000 in the aggregate, and if, within forty-five (45) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

(j) (i) The Borrower, any Subsidiary of the Borrower or any of their ERISA Affiliates shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any Subsidiary of the Borrower, any of their ERISA Affiliates, any plan administrator or any combination of the foregoing other than a standard termination pursuant to Section 4041 of ERISA; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or (iv) a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated and, in each case, could reasonably be expected to result in a material liability to the Borrower;

(k) There shall occur any default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing Indebtedness of the Borrower or any of the Borrower’s Subsidiaries in an aggregate principal amount exceeding $500,000;

(l) All or any portion of any Security Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by the Borrower or any of its Affiliates, or by any governmental authority having jurisdiction over the Borrower or any of its Affiliates, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of its Affiliates shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;

(m) American Securities or one or more of its Affiliates shall fail to make the Additional Equity Contribution if and when due; or

(n) There shall occur a payment default which shall have existed for at least thirty (30) days or other material default under leases of restaurants operated by the Borrower or any of its Subsidiaries, and as a result thereof, the applicable landlords thereunder will be permitted to terminate such leases or if landlords shall seek to terminate leases of restaurants with the Borrower, provided that the aggregate number of restaurant leases subject to termination in such event at any time shall be equal to or greater than ten percent (10%) of all restaurants operated by the Borrower at such time.

Section 8.2 Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement and the Loan Documents:

(a) With the exception of an Event of Default specified in Section 8.1(g) or (h), the Agent, at the direction of the Majority Lenders, shall (i) terminate the Commitments and the Letter of Credit Commitment, or (ii) declare the principal of and interest on the Loans and the Notes and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, or both.

(b) Upon the occurrence and continuance of an Event of Default specified in Sections 8.1(g) or (h), such principal, interest, and other Obligations shall thereupon and concurrently therewith become due and payable, and the Commitments and the Letter of Credit Commitment, shall forthwith terminate, all without any action by the Agent or the Lenders or the Majority Lenders or the holders of the Notes and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding.

(c) The Agent, with the concurrence of the Majority Lenders, shall exercise all of the post-default rights granted to it and to them under the Loan Documents or under Applicable Law. The Agent, for the benefit of itself, the Issuing Banks and the Lenders, shall have the right to the appointment of a receiver for the Property of the Borrower, and the Borrower hereby consents to such rights and such appointment and hereby waives any objection the Borrower may have thereto or the right to have a bond or other security posted by the Agent, the Issuing Banks or the Lenders in connection therewith.

(d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 8.2, the Borrower shall promptly upon demand by the Agent deposit in a Letter of Credit Reserve Account opened by Agent for the benefit of the Issuing Bank an amount equal to one hundred and two percent (102%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes in the manner set forth in Section 2.11 hereof. Pending the application of such deposit to the payment of the Reimbursement Obligations, the Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Reimbursement Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrower. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(e) The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder shall be cumulative, and not exclusive.

ARTICLE 9

THE AGENT

Section 9.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its Loans and in its Notes irrevocably to appoint and authorize, the Agent to take such actions as its agent on its behalf and to exercise such powers hereunder as are delegated by the terms hereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees, or agents shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

Section 9.2 Interest Holders. The Agent may treat each Lender, or the Person designated in the last notice filed with the Agent under this Section 9.2, as the holder of all of the interests of such Lender in its Loans and in its Notes until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Agent, shall have been filed with the Agent.

Section 9.3 Consultation with Counsel. The Agent may consult with legal counsel selected by it and shall not be liable to any Lender or any Issuing Bank for any action taken or suffered by it in good faith in reliance on the advice of such counsel.

Section 9.4 Documents. The Agent shall not be under any duty to examine, inquire into, or pass upon the validity, effectiveness, or genuineness of this Agreement, any Note, or any instrument, document, or communication furnished pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that they are valid, effective, and genuine, have been signed or sent by the proper parties, and are what they purport to be.

Section 9.5 Agent and Affiliates. With respect to the Commitment and Loans, the Agent shall have the same rights and powers hereunder as any other Lender, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliates of, or Persons doing business with, the Borrower, as if it were not the Agent or affiliated with the Agent and without any obligation to account therefor. The Lender and the Issuing Banks acknowledge that the Agent and its affiliates have other lending and investment relationships with the Borrower and its Affiliates, and in the future may enter into additional such relationships.

Section 9.6 Responsibility of the Agent. The duties and obligations of the Agent under this Agreement are only those expressly set forth in this Agreement. The Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge, or has been notified by the Borrower, of such fact, or has been notified by a Lender that such Lender considers that a Default or an Event of Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing. The Agent shall provide each Lender with copies of such documents received by the Agent from the Borrower as such Lender may reasonably request.

Section 9.7 Action by Agent.

(a) The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless the Agent shall have been instructed by the Majority Lenders to exercise or refrain from exercising such rights or to take or refrain from taking such action, provided that the Agent shall not exercise any rights under Section 8.2(a) of this Agreement without the approval of the Majority Lenders. The Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances.

(b) The Agent shall not be liable to the Lenders or to any Lender in acting or refraining from acting under this Agreement in accordance with the instructions of the Majority Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders.

Section 9.8 Notice of Default or Event of Default. In the event that the Agent or any Lender shall acquire actual knowledge, or shall have been notified in writing, of any Default or Event of Default, the Agent or such Lender shall promptly notify the Lenders and the Agent, and the Agent shall take such action and assert such rights under this Agreement as the Majority Lenders shall request in writing, and the Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Agent to take action or to assert rights under this Agreement in respect of any Default or Event of Default within ten (10) days after their receipt of the notice of any Default or Event of Default from the Agent, or shall request inconsistent action with respect to such Default or Event of Default, the Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8 hereof) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Majority Lenders have instructed the Agent not to take such action or assert such right, in no event shall the Agent act contrary to such instructions.

Section 9.9 Responsibility Disclaimed. The Agent shall not be under any liability or responsibility whatsoever as Agent:

(a) To the Borrower or any other Person or entity as a consequence of any failure or delay in performance by or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement;

(b) To any Lender or Lenders, as a consequence of any failure or delay in performance by, or any breach by, the Borrower or any other obligor of any of its obligations under this Agreement or the Notes or any other Loan Document; or

(c) To any Lender or Lenders for any statements, representations, or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability, or sufficiency of this Agreement, the Notes, any other Loan Document, or any other document contemplated by this Agreement.

Section 9.10 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower) pro-rata in accordance with their Aggregate Commitment Ratios from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants, and counsel), or disbursements of any kind or nature (whether or not the Agent is a party to any such action, suit or investigation) whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any action taken or omitted by the Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Agent as determined by a final non-appealable order of a court of competent jurisdiction. The provisions of this Section 9.10 shall survive the termination of this Agreement.

Section 9.11 Credit Decision. Each Lender represents and warrants to each other and to the Agent that:

(a) In making its decision to enter into this Agreement and to make its Advances it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment, and that it has not relied upon information provided by the Agent; and

(b) So long as any portion of the Loans remains outstanding, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

Section 9.12 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent (with the consent of the Borrower if no Event of Default then exists). If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 9.12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

Section 9.13 Agent May File Proofs of Claim. The Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel), the Lenders and the Issuing Banks allowed in any judicial proceedings relative to the Borrower or any Subsidiary, or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims and any custodian in any such judicial proceedings is hereby authorized by each Lender and Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Agent any amount due to the Agent for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel, and any other amounts due the Agent under Section 10.2 hereof. Nothing contained in the Loan Agreement or the Loan Documents shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Notes, the Letters of Credit or the rights of any holder thereof, or to authorize the Agent to vote in respect of the claim of any Lender of any Issuing Bank in any such proceeding.

Section 9.14 Collateral. The Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lenders and the Issuing Banks, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Agent shall not agree to the release of any Collateral except in accordance with the terms hereof.

Section 9.15 Release of Collateral.

(a) Each Lender and each Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Agent to release or to subordinate any Lien held by the Agent for the benefit of the Lenders and the Issuing Banks:

(i) against all of the Collateral, upon final and indefeasible payment in full of the Obligations and termination of this Agreement; or

(ii) against any part of the Collateral sold or disposed of or refinanced by the Borrower if such sale or disposition is permitted by Section 7.7 hereof or such refinancing is permitted by Section 7.1 or is otherwise consented to by the requisite Lenders for such release as set forth in Section 10.12 hereof.

(b) Each Lender and each Issuing Bank hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 9.15 promptly upon the effectiveness of any such release. Upon request by the Agent at any time, the Lenders and the Issuing Banks will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.15.

(c) The Agent shall execute and deliver or file such termination and partial release statements as shall be necessary hereunder to release the Agent’s Lien on assets of the Borrower or its Subsidiaries permitted to be sold or refinanced with other Persons in accordance with the terms of this Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.

(a) All notices and other communications under this Agreement shall be in writing and shall be deemed to have been given five (5) days after deposit in the mail, designated as certified mail, return receipt requested, post-prepaid, or one (1) day after being entrusted to a reputable commercial overnight delivery service, or when delivered to the telegraph office or sent out by telex or telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 10.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i) If EPL, to it at:

El Pollo Loco, Inc.

3333 Michelson Drive, Suite 550

Irvine, California 92612

Attn: Chris Slaughter

Telecopy No.: (949) 251-5041

with a copy to:

American Securities Capital Partners, L.P.

122 East 42nd Street, Suite 2400

New York, NY 10168

Attn: David Horing

Telecopy No.: (212) 661-1834

with a copy to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017-3954

Attn: Marissa C. Wesely

Telecopy No.: (212) 455-2502

(ii) If to Intermediate, to it at:

EPL Intermediate, Inc.

c/o American Securities Capital Partners, L.P.

122 East 42nd Street, Suite 2400

New York, NY 10168

Attn: David Horing

Telecopy No.: (212) 661-1834

with a copy to:

American Securities Capital Partners, L.P.

122 East 42nd Street, Suite 2400

New York, NY 10168

Attn: David Horing

Telecopy No.: (212) 661-1834

with a copy to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York 10017-3954

Attn: Marissa C. Wesely

Telecopy No.: (212) 455-2502

(iii) If to the Agent, to it at:

SunTrust Bank, Atlanta

25 Park Place, 26th Floor

Atlanta, Georgia 30303

Attn: Ms. Susan Hall

Telecopy No.: (404) 575-2693

with a copy to:

SunTrust Bank, Atlanta

25 Park Place, 26th Floor

Atlanta, Georgia 30303

Attn: Randall A. Parrish

Telecopy No.: (404) 575-2693

with a copy to:

Chris D. Molen, Esq.

Paul, Hastings, Janofsky & Walker

600 Peachtree Street, N.E.

Suite 2400

Atlanta, Georgia 30308

Telecopy No.: (404) 815-2424

(iv) If to the Lenders, to them at the addresses set forth on the signature pages hereof.

(v) If to the Issuing Banks, at the addresses set forth on the signature pages hereof.

Copies shall be provided to persons other than parties hereto only in the case of notices under Article 8 hereof.

(b) Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving ten (10) days’ written notice of such change to the other parties.

Section 10.2 Expenses. The Borrower agrees to promptly pay:

(a) All reasonable out-of-pocket expenses of the Agent in connection with the preparation, negotiation, execution, delivery and syndication of this Agreement and the other Loan Documents, the transactions contemplated hereunder and thereunder, and the making of the initial Advance hereunder, including, but not limited to, the reasonable fees and disbursements of counsel for the Agent, and the reasonable fees and disbursements of third party appraisers of the Collateral;

(b) All reasonable out-of-pocket expenses of the Agent in connection with the administration of the transactions contemplated in this Agreement or the other Loan Documents, and the preparation, negotiation, execution, and delivery of any waiver, amendment, or consent by the Lenders relating to this Agreement or the other Loan Documents, including, after the occurrence and during the continuation of an Event of Default, all reasonable out-of-pocket expenses of the Agent in connection with its quarterly field audits and the reasonable fees and disbursements of counsel for the Agent and the reasonable fees and disbursements of third party appraisers incurred in connection with periodic appraisals of the Collateral;

(c) All reasonable out-of-pocket costs and expenses of the Agent, the Issuing Banks and any Lender in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement or the other Loan Documents, and all reasonable out-of-pocket costs and expenses of collection if default is made in the payment of the Notes, which in each case shall include reasonable fees and out-of-pocket expenses of counsel for the Agent, the Issuing Banks and any Lender, and the reasonable fees and out-of-pocket expenses of any experts, agents, or consultants of the Agent.

(d) All taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, the Notes or the Obligations.

Section 10.3 Waivers. The rights and remedies of the Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Agent, the Issuing Banks, the Majority Lenders or the Lenders in exercising any right shall operate as a waiver of such right. The Agent and the Lenders expressly reserve the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event the Lenders decide to fund a request for an Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Lenders shall not be deemed to constitute an undertaking by the Lenders to fund any further requests for Advances or preclude the Lenders from exercising any rights available to the Lenders under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Lenders or by the Majority Lenders shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by the Lenders at variance with the terms of the Agreement such as to require further notice by the Lenders of the Lenders’ intent to require strict adherence to the terms of the Agreement in the future. Any such actions shall not in any way affect the ability of the Lenders, in their discretion, to exercise any rights available to them under this Agreement or under any other agreement, whether or not the Lenders are party, relating to the Borrower.

Section 10.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, except to the extent limited by Applicable Law, upon the occurrence of an Event of Default and during the continuation thereof, the Lenders and any subsequent holder or holders of the Notes are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by the Agent or any of its Affiliates in any escrow account) and any other Indebtedness at any time held or owing by the Lenders or such holder to or for the credit or the account of the Borrower, against and on account of the obligations and liabilities of the Borrower, to the Lenders or such holder under this Agreement, the Notes, and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, or any other Loan Document, irrespective of whether or not (a) the Lenders or the holder of the Notes shall have made any demand hereunder or (b) the Lenders shall have declared the principal of and interest on the Loans and Notes and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although said obligations and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any Lender or by any subsequent holder of the Notes shall be subject to the application of payments provisions of Article 2 hereof. Upon direction by the Agent, with the consent of the Majority Lenders, each Lender holding deposits of the Borrower shall exercise its set-off rights as so directed.

Section 10.5 Assignment.

(a) The Borrower may not assign or transfer any of its rights or obligations hereunder, under the Notes or under any other Loan Document without the prior written consent of each Lender.

(b) Each of the Lenders may at any time enter into assignment agreements or participations with one or more other banks or other Persons pursuant to which each Lender may assign or participate its interest under this Agreement and the other Loan Documents, including, its interest in any particular Advance or portion thereof, provided, that (1) all assignments (other than assignments described in clause (2) herein and in Section 10.12(b) hereof) shall be in minimum principal amounts of $2,000,000, (2) each Lender may sell assignments or participations of up to one hundred percent (100%) of its interest hereunder to (A) one or more Affiliates of such Lender (provided that the consent of the Borrower shall be required if no Event of Default then exists, which consent shall not be unreasonably withheld or delayed), or (B) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank (no assignment under this clause (B) shall relieve such Lender from its obligations hereunder), and (3) all assignments (other than assignments described in clause (2) herein and in Section 10.12(b) hereof) and participations hereunder shall be subject to the following additional terms and conditions:

(i) No assignment (except assignments permitted in Section 10.5(b)(2) hereof) shall be sold without the prior written consent of the Agent and, if no Event of Default then exists, the Borrower, which consent shall not be unreasonably withheld or delayed;

(ii) Any Person purchasing a participation or an assignment of the Loans from any Lender shall be required to represent and warrant that its purchase shall not constitute a “prohibited transaction” (as defined in Section 4.1(n) hereof);

(iii) The Borrower, the Lender, and the Agent agree that assignments permitted hereunder (including the assignment of any Advance or portion thereof) may be made with all voting rights, and shall be made pursuant to an Assignment and Assumption Agreement. An administrative fee of $5,000 shall be payable to the Agent by the assigning Lender at the time of any assignment hereunder;

(iv) No participation agreement shall confer any rights under this Agreement or any other Loan Document to any purchaser thereof, or relieve any Issuing Lender from any of its obligations under this Agreement, and all actions hereunder shall be conducted as if no such participation had been granted; provided, however, that any participation agreement may confer on the participant the right to approve or disapprove decreases in the rate of interest or fees to the Lenders, changes in the definition of “Borrowing Base” herein, increases in the principal amount of such participant’s pro-rata share of the Revolving Loan Commitment and extensions of the Initial Maturity Date or Final Maturity Date for, or the date for any scheduled payment of principal, interest or fees on, the Loans. No participant shall be entitled to greater payments under Sections 11.3 and 11.5 hereof than the assigning Lender;

(v) Each Lender agrees to provide the Agent and the Borrower with prompt written notice of any issuance of participation or assignments of its interests hereunder;

(vi) No assignment, participation or other transfer of any rights hereunder or under the Notes shall be effected that would result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law;

(vii) No such assignment may be made to any bank or other financial institution (x) with respect to which a receiver or conservator (including, without limitation, the Federal Deposit Insurance Corporation, the Resolution Trust Company or the Office of Thrift Supervision) has been appointed or (y) that is not “adequately capitalized” (as such term is defined in Section 131(b)(1)(B) of the Federal Deposit Insurance Corporation Improvement Act as in effect on the Agreement Date); and

(viii) If applicable, each Lender shall, and shall cause each of its assignees to provide to the Agent on or prior to the Agreement Date or effective date of any assignment, as the case may be, an appropriate Internal Revenue Service form as required by Applicable Law supporting such Lender’s position that no withholding by the Borrower or the Agent for U.S. income tax payable by such Lender in respect of amounts received by it hereunder is required. For purposes of this Agreement, an appropriate Internal Revenue Service form shall mean Form 1001 (Ownership Exemption or Reduced Rate Certificate of the U.S. Department of Treasury), or Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States), or any successor or related forms adopted by the relevant U.S. taxing authorities.

(c) Except as specifically set forth in Section 10.5(b) hereof, nothing in this Agreement or the Notes, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or the Notes.

(d) Anything in this Agreement to the contrary notwithstanding, in the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties hereto as if no such participation had been sold.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument. Delivery of a counterpart hereof by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.7 Governing Law. This Agreement and the Loan Documents shall be construed in accordance with and governed by the laws of the State of New York, except to the extent otherwise provided in the Loan Documents.

Section 10.8 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.9 Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

Section 10.10 Source of Funds. Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates tied to such reference rates.

Section 10.11 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein embody the entire Agreement and understanding among the parties hereto and thereto and supersede all prior agreements, understandings, and conversations relating to the subject matter hereof and thereof. The Borrower represents and warrants to the Agent and each of the Lenders that it has read the provisions of this Section 10.11 and discussed the provisions of this Section 10.11 and the rest of the Loan Agreement with counsel for the Borrower, and the Borrower acknowledges and agrees that the Agent and each of the Lenders are expressly relying upon such representations and warranties of the Borrower (as well as the other representations and warranties of the Borrower set forth in Section 4.1 hereof) in entering into this Agreement.

Section 10.12 Amendments and Waivers.

(a) Neither this Agreement nor any term hereof may be amended orally, nor may any provision hereof be waived orally but only by an instrument in writing signed by the Majority Lenders and, in the case of an amendment, also by the Borrower, except that the consent of each of the Lenders shall be required for (i) any increase in the amount of the Revolving Loan Commitment, (ii) any sale or release of any material portion of the Collateral except as permitted hereunder or any release of any guarantor of the Obligations, (iii) any extensions of the Initial Maturity Date, the Final Maturity Date, the scheduled date of payment of interest or principal or fees, or reduction of principal (without a corresponding payment with respect thereto), or reduction in the rate of interest or fees due to the Lenders hereunder, and (iv) any amendment of this Section 10.12 or of the definition of “Majority Lenders”, and, in the case of an amendment with respect to any of the foregoing, the consent of the Borrower.

(b) Each Lender grants to the Agent the right to purchase all (but not less than all) of such Lender’s Commitment, Letter of Credit Commitment, the Loans and Letter of Credit Obligations owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the aggregate amount of outstanding Loans and Letter of Credit Obligations owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender), which right may be exercised by the Agent if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all of the Lenders and to which the Majority Lenders, the Agent and the Borrower have agreed. Each Lender agrees that if the Agent exercises its option hereunder, it shall promptly execute and deliver an Assignment and Assumption Agreement and other agreements and documentation necessary to effectuate such assignment. The Agent may assign its purchase rights hereunder to any assignee if such assignment complies with the requirements of Section 10.5(b)(i), (ii), (vi), (vii) and (ix).

Section 10.13 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent, each Issuing Bank and each Lender to enter into or maintain business relationships with the Borrower, or any of its Affiliates, beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

Section 10.14 Pronouns. The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

Section 10.15 Disclosure. The Borrower agrees that the Agent shall have the right to issue press releases regarding the making of the Loans to the Borrower pursuant to the terms of this Agreement; provided that the Borrower shall have consented to such press releases (which consent shall not be unreasonably withheld).

Section 10.16 Replacement of Lender. In the event that a Replacement Event occurs and is continuing with respect to any Lender, the Borrower may, upon payment to such Lender, of any amounts owed to such Lender under Section 2.9 hereof as a result of the replacement of such Lender under this Section 10.16, designate another financial institution (such financial institution being herein called a “Replacement Lender”) acceptable to the Agent, and which is not the Borrower or an Affiliate of the Borrower, to assume such Lender’s Commitment hereunder, to purchase the Loans and participations of such Lender and such Lender’s rights hereunder and (if such Lender is an Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Lender, without recourse to or representation or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and accrued but unpaid commitment fees and letter of credit fees owing to such Lender, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Agent by the Replacement Lender of documentation satisfactory to the Agent (pursuant to which such Replacement Lender shall assume the obligations of such original Lender under this Agreement), the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder and such Lender shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Borrower to indemnify such Lender with respect to any event occurring or obligations arising before such replacement shall survive such replacement. “Replacement Event” means, with respect to any Lender, (i) the commencement of or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Lender, or the declaration by the appropriate regulatory authority that such Lender is insolvent, (ii) such Lender being unable to provide a certificate under Section 2.8(b)(ii)(A) or (B), (iii) any Issuing Bank or any Lender requesting compensation under Section 2.15(g), 11.3 or 11.5 as the case may be, or (iv) any Lender requiring repayment of its Eurodollar Advances under Section 11.2.

Section 10.17 Mitigation Obligations. If a Replacement Event under clauses (ii), (iii) or (iv) of the definition thereof occurs with respect to any Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgement of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.8(b)(i), 2.15(g), 11.3 or 11.5, as the case may be, in the future or would eliminate the application of Section 11.2 and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE 11

YIELD PROTECTION

Section 11.1 Eurodollar Rate Basis Determination. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Advance for any Eurodollar Advance Period, the Agent determines that deposits in dollars (in the applicable amount) are not being offered to the Agent in the relevant market for such Eurodollar Advance Period, the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Lenders to make such types of Eurodollar Advances shall be suspended.

Section 11.2 Illegality. If any change in any applicable law, rule, or regulation, or change in interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain, or fund its Eurodollar Advances, such Lender shall so notify the Agent, and the Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of each affected Eurodollar Advance of such Lender, together with accrued interest thereon, either (a) on the last day of the then current Eurodollar Advance Period applicable to such Eurodollar Advance if such Lender may lawfully continue to maintain and fund such Eurodollar Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Advance to such day. Concurrently with repaying each affected Eurodollar Advance of such Lender, notwithstanding anything contained in Article 2 hereof, the Borrower shall borrow a Base Rate Advance (or the other type of Eurodollar Rate Advance, if available) from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Note held by such Lender shall equal the outstanding principal amount of such Note immediately prior to such repayment.

Section 11.3 Increased Costs.

(a) If after the Agreement Date, the introduction of any applicable law, rule, or regulation, or any change therein, or any change in interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any request or directive (whether or not having the force of law):

(i) Shall subject any Lender to any tax, duty, or other charge with respect to its obligation to make Eurodollar Advances, or its Eurodollar Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or in respect of any other amounts due under this Agreement in respect of its Eurodollar Advances or its obligation to make Eurodollar Advances (except for changes in the rate of tax on the overall net income of such Lender imposed by the jurisdiction in which such Lender’s principal executive office is located); or

(ii) Shall impose, modify, or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment, or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by any Lender, or shall impose on any Lender or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Advances or its Eurodollar Advances; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any such Eurodollar Advances, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under its Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate then, on the earlier of demand by such Lender or the Maturity Date, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs provided that the Borrower shall not be required to compensate any Lender pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided further that, if the change in law giving rise to such increased costs is retroactive then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. Each Lender will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 11.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender.

(b) A certificate of any Lender claiming compensation under this Section 11.3 and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 11.3, the Borrower may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full the then outstanding affected Eurodollar Advances of such Lender, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section 2.9 hereof. Concurrently with prepaying such Eurodollar Advances the Borrower shall borrow a Base Advance, or a Eurodollar Advance not so affected, from such Lender, and such Lender shall make such Advance in an amount such that the outstanding principal amount of the Notes held by such Lender shall equal the outstanding principal amount of such Notes immediately prior to such prepayment.

Section 11.4 Effect On Other Advances. If notice has been given pursuant to Section 11.1, 11.2 or 11.3 suspending the obligation of any Lender to make any type of Eurodollar Advance, or requiring Eurodollar Advances of any Lender to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all Advances which would otherwise be made by such Lender as to the type of Eurodollar Advances affected shall, at the option of the Borrower, be made instead as Base Rate Advances.

Section 11.5 Capital Adequacy. If after the date hereof, any Lender or Issuing Bank (or any affiliate of the foregoing) shall have reasonably determined that the adoption of any applicable law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or Issuing Bank (or any affiliate of the foregoing) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s (or any affiliate of the foregoing) capital as a consequence of such Lender’s or Issuing Bank’s Commitment or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s (or any affiliate of the foregoing) policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s or Issuing Bank’s (or any affiliate of the foregoing) capital was fully utilized prior to such adoption, change or compliance), then, upon demand by such Lender or Issuing Bank, the Borrower shall immediately pay to such Lender or Issuing Bank such additional amounts as shall be sufficient to compensate such Lender or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Lender pursuant to this sentence and Section 11.3 hereof; provided, further that the Borrower shall not be required to compensate any Lender or Issuing Bank pursuant to this Section for any increased costs incurred more than 180 days prior to the date that such Lender or Issuing Bank notifies the Borrower of the change in law giving rise to such increased costs and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; and provided, further that, if the change in law giving rise to such increased costs is retroactive then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. A certificate of such Lender or Issuing Bank setting forth the amount to be paid to such Lender or Issuing Bank by the Borrower as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.

ARTICLE 12

JURISDICTION, VENUE AND

WAIVER OF JURY TRIAL

Section 12.1 Jurisdiction and Service of Process. FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING BROUGHT BY THE AGENT OR THE LENDERS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE STATE OF NEW YORK. THE CONSENT TO JURISDICTION HEREIN SHALL NOT BE EXCLUSIVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL TO THE BORROWER AT THE ADDRESS SET FORTH ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THREE (3) BUSINESS DAYS AFTER SUCH MAILING. IN THE EVENT THAT, FOR ANY REASON, SERVICE OF LEGAL PROCESS CANNOT BE MADE IN THE MANNER DESCRIBED ABOVE, SUCH SERVICE MAY BE MADE IN SUCH MANNER AS PERMITTED BY LAW.

Section 12.2 Consent to Venue. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION IT WOULD MAKE NOW OR HEREAFTER FOR THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK, NEW YORK, AND HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.3 Waiver of Jury Trial. THE BORROWER AND EACH OF THE AGENT, THE LENDERS AND THE ISSUING BANKS TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE, AND OTHERWISE AGREE NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH THE BORROWER, ANY OF THE LENDERS, THE ISSUING BANKS, THE AGENT, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 12.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the day and year first above written.

BORROWER:	EPL INTERMEDIATE, INC.

	By:	/s/ Glenn B. Kaufman

	Name:	Glenn B. Kaufman
	Title:	Vice President

AGENT:	SUNTRUST BANK, ATLANTA

	By:	/s/ James M. Warren

	Name:	James M. Warren
	Title:	Vice President

	By:	/s/ Randall A. Parrish

	Name:	Randall A. Parrish
	Title:	Vice President

ISSUING BANK:	SUNTRUST BANK, ATLANTA

	By:	/s/ James M. Warren

	Name:	James M. Warren
	Title:	Vice President

	By:	/s/ Randall A. Parrish

	Name:	Randall A. Parrish
	Title:	Vice President

	Address:	25 Park Place, 26th Floor Atlanta, Georgia 30303

[signatures continued on following page]

LENDERS:	SUNTRUST BANK, ATLANTA

	By:	/s/ James M. Warren

	Name:	James M. Warren
	Title:	Vice President

	By:	/s/ Randall A. Parrish

	Name:	Randall A. Parrish
	Title:	Vice President

	Address:	25 Park Place, 26th Floor Atlanta, Georgia 30303